SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

LAM RESEARCH CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 13, 2009

Dear Lam Research Stockholders,

We cordially invite you to attend in person or by proxy the Lam Research Corporation 2009 Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, November 5, 2009, at 11:00 a.m. Pacific Standard Time at the principal executive offices of Lam Research Corporation, which are located at 4650 Cushing Parkway, Fremont, California 94538. You may also watch the Annual Meeting by clicking on the Calendar/Webcasts link at http://investor.lamresearch.com.

At this year’s Annual Meeting, the agenda includes the following items:

Agenda Item		Board Recommendation

Proposal No. 1:	Election of Directors	FOR

Proposal No. 2:	Amendment to Certificate of Incorporation to Eliminate Cumulative Voting in the Election of Directors	FOR

Proposal No. 3:	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2010	FOR

Please refer to the Proxy Statement for detailed information about the Annual Meeting and each of the Proposals, as well as voting instructions. Your vote is important, and we strongly urge you to cast your vote via the Internet, phone or mail.

Sincerely yours,

Lam Research Corporation

/s/ James W. Bagley

James W. Bagley

Executive Chairman of the Board

4650 Cushing Parkway

Fremont, California 94538

Telephone: 510-572-0200

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME	Thursday, November 5, 2009 at 11:00 a.m. Pacific Standard Time
PLACE	Principal executive offices of Lam Research Corporation, 4650 Cushing Parkway, Fremont, California, 94538
INTERNET	View the Annual Meeting online by clicking on the Calendar/Webcasts link at http://investor.lamresearch.com. The proxy materials are also available at that website and at www.proxyvote.com.
AGENDA	Vote on Proposal No. 1:	Election of Directors to serve for the ensuing year, and until their respective successors are elected and qualified
	Vote on Proposal No. 2:	Amendment to Certificate of Incorporation to Eliminate Cumulative Voting in the Election of Directors
	Vote of Proposal No. 3:	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2010
Transact other business that may properly come before the Annual Meeting (including any adjournment or postponement)
RECORD DATE	September 10, 2009. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.
VOTING

Please vote as soon as possible, even if you plan to attend the Annual Meeting in person. You have three options for submitting your vote before the Annual Meeting: Internet, phone and mail. The Proxy Statement and the accompanying proxy card provide detailed voting instructions.

By Order of the Board of Directors

/s/ George M. Schisler, Jr.

George M. Schisler, Jr.

Secretary

This Proxy Statement is first being mailed to our stockholders on or about October 15, 2009

LAM RESEARCH CORPORATION

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 5, 2009

LAM RESEARCH CORPORATION

PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors solicits your proxy for the 2009 Annual Meeting of Stockholders and at any adjournment or postponement of the Annual Meeting, for the purposes described in the “Notice of 2009 Annual Meeting of Stockholders.” The table below shows some important details about the Annual Meeting and voting. We use the terms “Lam Research,” “Lam,” the “Company,” “we,” “our” and “us” in this Proxy Statement to refer to Lam Research Corporation, a Delaware corporation.

IMPORTANT MEETING AND VOTING DETAILS

Record Date	September 10, 2009. Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting.
Shares Outstanding	127,126,111 shares of common stock outstanding as of September 10, 2009.
Quorum	A majority of shares outstanding on the Record Date constitutes a quorum. A quorum is required to transact business at the Annual Meeting.
Inspector of Elections	The Company will appoint an Inspector of Elections to determine whether a quorum is present. The Inspector will also tabulate the votes cast by proxy or in person at the Annual Meeting.
Effect of Abstentions and Broker Non-Votes

Shares voted “abstain” and broker non-votes (shares held by brokers that do not receive voting instructions from the beneficial owner of the shares, and do not have discretionary authority to vote on a matter) will be counted as present for purposes of determining whether we have a quorum. For purposes of voting results, abstentions and broker non-votes will not be counted. They will have no effect on the election of directors or Proposal 3. However, they will have the same effect as negative votes on Proposal 2 because Proposal 2 requires the affirmative vote of a majority of all outstanding shares to pass.

Voting by Proxy	Stockholders may vote by Internet, phone, or mail, per the instructions on the accompanying proxy card.
Voting at the Meeting

Stockholders can vote in person during the Annual Meeting. Stockholders of record will be on a list held by the Inspector of Elections. Each beneficial holder (a holder who is not the record holder of their shares) must obtain a proxy from the holder’s brokerage firm, bank, or other stockholder of record and present it to the Inspector of Elections with a ballot. Voting in person by a stockholder will replace any previous votes submitted by proxy.

Changing Your Vote

Stockholders of record may change their votes by revoking their proxies. This may be done at any time before the polls close by (a) submitting a later-dated proxy by telephone or by mail, (b) submitting a vote in person at the Annual Meeting, or (c) delivering voting instructions to our Corporate Secretary before the Annual Meeting, to the attention of George M. Schisler, Jr., Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named on the proxy card as proxy holders (the “Proxy Holders”) will follow your instructions. If you submit proxy voting instructions but do not direct how to vote on each item, the Proxy Holders will vote as the Board recommends on each proposal for which you did not include an instruction. The Proxy Holders will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results at http://investor.lamresearch.com and in our Form 10-Q for the second quarter of fiscal 2010.
Availability of Proxy Materials

We mailed this Proxy Statement and the accompanying proxy card and 2009 Annual Report to stockholders entitled to vote at the Annual Meeting beginning on or about October 15, 2009. These materials are also available on our website at http://investor.lamresearch.com and at www.proxyvote.com. We will furnish, without charge, a physical copy of these materials and our 2009 Annual Report on request by phone (510-572-1615), by mail to Investor Relations, 4650 Cushing Parkway, Fremont, California 94538, or by email to investor.relations@lamresearch.com.

Proxy Solicitation Costs

The Company will bear the cost of all proxy solicitation activities. Our directors, officers and other employees may solicit proxies personally or by telephone, e-mail or other communication means, without any cost to Lam Research. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules.

OTHER MEETING INFORMATION

Voting on Proposals

Each share is entitled to one vote on Proposals No. 2 and No. 3. Votes may be cast “for,” “against,” or “abstain” on each proposal.

Pursuant to Proposal No. 1, Board members will be elected at the Annual Meeting under a plurality voting standard, which means that the eight candidates who receive the highest number of affirmative votes will be elected to the Board. Each stockholder may cast one vote (“for” or “withhold”) per share held, for each of the eight nominees.

A stockholder may cumulate votes in the election of directors. This means that the stockholder may either give a single candidate eight votes per share held, or distribute the same number of votes among as many candidates as the stockholder chooses. Stockholders may cumulate votes for a candidate only if the candidate’s name has been placed in nomination prior to the voting at the Annual Meeting.

If a stockholder desires to cumulate votes, the stockholder should mark the accompanying proxy card clearly to indicate that the stockholder desires to cumulate votes, and to indicate how the votes are to be allocated among the listed nominees for directors. A stockholder may instruct the Proxy Holders not to vote for one or more nominee(s) by writing the name(s) of the nominee(s) on the space provided on the proxy card. If a stockholder withholds authority to vote for one or more nominees, the stockholder’s cumulative votes will be distributed among the remaining listed nominees as indicated on the proxy card, or at the discretion of the Proxy Holders if the stockholder does not provide instructions.

If a stockholder votes by means of the proxy solicited by this Proxy Statement and does not instruct the Proxy Holders how to vote, the Proxy Holders will have discretionary authority to cumulate the votes held by the stockholder. If the stockholder chooses to cumulate votes but does not indicate on the proxy card how to distribute cumulative votes, or votes FOR all nominees, the Proxy Holders, in their discretion, will cast the cumulative votes in a manner that will elect as many nominees nominated by the Board as they believe possible under the then-prevailing circumstances.

Voting by 401(k) Plan Participants

Each employee participant in Lam’s 401(k) Savings Plus Plan (“401(k) Plan”) who held unitized interests in Lam’s Common Stock in his or her personal 401(k) Plan account as of the Record Date will receive this Proxy Statement so that each participant may vote, by proxy, his or her interest in the Company’s Common Stock as held in the 401(k) Plan. The 401(k) Plan trustee, or the Company as the 401(k) Plan Administrator, will aggregate and vote proxies in accordance with the instructions in the proxies received.

Stockholder Accounts Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Lam Research stock but who share the same address, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report unless the stockholders notify our Investor Relations Department that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing and mailing costs, as well as natural resources. Stockholders who participate in householding will continue to have access to all proxy materials at http://investor.lamresearch.com, as well as the ability to submit separate proxy voting instructions for each account through the Internet or by phone.

Stockholders may request separate copies of the proxy materials for multiple accounts holding Lam Research stock by contacting the Company by phone (510-572-1615), by mail to Investor Relations, 4650 Cushing Parkway, Fremont, California 94538 or by email to investor.relations@lamresearch.com. Stockholders may also request consolidation of proxy materials mailed to multiple accounts through the same points of contact.

Stockholder-Initiated Proposals and Nominations for 2010 Annual Meeting

Proposals Submitted under SEC Rules. Stockholder-initiated proposals (other than director nominations) may be eligible for inclusion in our Proxy Statement for next year’s 2010 Annual Meeting (in accordance with SEC Rule 14a-8) and for consideration at the Annual Meeting. The Company must receive a stockholder proposal no later than June 17, 2010 for the proposal to be eligible for inclusion. Any stockholder interested in submitting a proposal is advised to contact legal counsel familiar with the detailed securities law requirements for submitting proposals for inclusion in a company’s proxy statement.

Proposals and Nominations Submitted under Company Bylaws. Stockholders may also submit proposals for consideration at the Annual Meeting by following certain requirements set forth in our Bylaws, as described below. These proposals will not be eligible for inclusion in the Company’s proxy statement unless they are submitted in compliance with Rule 14a-8 described above, but they will be presented for discussion at the Annual Meeting if all requirements for submission described below have been satisfied. Stockholders may also nominate candidates for election to the Board. Our Bylaws establish the requirements for these stockholder proposals and nominations. Assuming that the 2010 Annual Meeting takes place at roughly the same date next year as the 2009 Annual Meeting, the principal requirements for the 2010 Annual Meeting will be as follows:

For proposals and for nominations:

1.	A stockholder of record (“Stockholder”) must submit the proposal or nomination in writing; it must be received by the Secretary of the Company no earlier than July 27, 2010, and no later than August 26, 2010;

2.	The Stockholder’s notice to the Secretary of a proposal or nomination must state for each of the Stockholder and the beneficial owner of Company Common Stock, if any, on behalf of whom the proposal or nomination is being made (“Beneficial Owner”):

a.	the name and record address of the Stockholder and the Beneficial Owner;

b.	the class, series and number of shares of capital stock of the Company that are owned beneficially or of record by the Stockholder and the Beneficial Owner;

c.	a description of any options, warrants, convertible securities, or similar rights held by the Stockholder or the Beneficial Owner with respect to the Company’s stock, and any other opportunities by the Stockholder or the Beneficial Owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, including through a general or limited partnership or ownership interest in a general partner;

d.	a description of any proxies, contracts, or other voting arrangements to which the Stockholder or the Beneficial Owner is a party concerning the Company’s stock;

e.	a description of any short interest held by the Stockholder or the Beneficial Owner in the Company’s stock;

f.	a description of any rights to dividends separated or separable from the underlying shares of the Company to which the Stockholder or the Beneficial Owner are entitled;

g.	any other information relating to the Stockholder or the Beneficial Owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations pursuant thereto; and

h.

a statement whether or not the Stockholder or the Beneficial Owner will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the Company required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Company reasonably believed by the Stockholder or the Beneficial Owner, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the Stockholder.

Additionally, for nominations, the notice must:

1.	Set forth, as to each person whom the Stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

2.	Be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Additionally, for proposals, the notice must:

1.	Set forth any material interest of the Stockholder or the Beneficial Owner in the proposed business; and

2.	Set forth a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such Record Stockholder and the Beneficial Owner, if any, on whose behalf the proposal is made.

For more details, see the section entitled “Corporate Governance” below, and for a full description of the requirements for submitting a proposal or nomination, see the Company’s Bylaws. Submissions or questions should be sent to: George M. Schisler, Jr., Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

A board of eight directors is to be elected at the 2009 Annual Meeting, consistent with resolutions adopted by the Board establishing the size of the board as eight members, effective immediately prior to the Annual Meeting. The eight nominees who receive the highest number of “For” votes will be elected. The term of office of each person elected as a director will be for the ensuing year, and until his or her successor is elected and qualified.

Unless otherwise instructed, the Proxy Holders will vote the proxies received by them for the eight nominees named below, each of whom is currently a director of the Company. The proxies cannot be voted for more than eight nominees. If any nominee of the Company should decline or be unable to serve as a director as of the time of the Annual Meeting, the proxies will be voted for any substitute nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable, or will decline, to serve as a director. If additional people are nominated for election as directors, the Proxy Holders intend to vote all proxies in accordance with cumulative voting, and in a manner that will result in the election of as many of the nominees listed below as possible. The Proxy Holders will determine the specific nominees for whom their votes will be cast.

The individuals shown in the table below have been nominated for election to the Board of Directors in accordance with the criteria and procedures discussed below in “Corporate Governance.”

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW.

The following table sets forth certain information concerning the nominees, which is based on information furnished by them:

Nominee Name and Current Board Role(s)	Principal Occupation and Business Experience
James W. Bagley, age 70 Executive Chairman

Mr. Bagley is the Executive Chairman of the Board of Directors, a position he has held since 2005. He served as Chairman from 1998 to 2005. From 1997 until 2005, Mr. Bagley also served as Lam’s Chief Executive Officer.

Mr. Bagley joined Lam’s Board following the 1997 merger of Lam Research and OnTrak Systems, Inc., a supplier of silicon chip cleaning equipment where Mr. Bagley served as Chairman and Chief Executive Officer prior to the merger. He was formerly Chief Operating Officer and Vice Chairman of the Board of Applied Materials, Inc., where he also served in other executive positions during his 15-year tenure.

Mr. Bagley serves on the boards of directors of Micron Technology, Inc. and Teradyne Inc., both of which are publicly traded companies. He holds M.S. and B.S. degrees in electrical engineering from Mississippi State University.

Nominee Name and Current Board Role(s)	Principal Occupation and Business Experience
David G. Arscott, age 65 Audit Committee member

Mr. Arscott has been a director of the Company since 1980, and was Chairman of the Board of Directors from 1982 to 1984. In 1988, Mr. Arscott co-founded Compass Technology Group, an investment management firm, where he has been General Partner since 1988. Prior to that, Mr. Arscott co-founded Arscott, Norton & Associates, a venture capital firm, where he served as Managing General Partner.

Mr. Arscott serves on the boards of director of Dragnet Solutions, Inc., Percutaneous Systems, Inc., and Toolwire, Inc., each of which is a privately held company. He earned his B.A. degree from the College of Wooster in Wooster, Ohio and his M.B.A. from the University of Michigan.

Robert M. Berdahl, age 72 Lead Independent Director Compensation Committee member Nominating/Governance Committee Chair

Dr. Berdahl has been a director of the Company since 2001. He has been the President of the Association of American Universities since 2006. From 1997 to 2004, Dr. Berdahl served as Chancellor of the University of California, Berkeley. From 2004 to 2006, he was a history professor at UC Berkeley and a professor of public policy at UC Berkeley’s Goldman School of Public Policy.

Prior to serving as Chancellor at UC Berkeley, Dr. Berdahl held several academic leadership positions, including President of The University of Texas at Austin and Vice Chancellor of Academic Affairs at the University of Illinois at Urbana-Champaign.

Dr. Berdahl has received numerous honors and awards, including a Fulbright Research Fellowship, and election to the American Academy of Arts and Sciences. He received his B.A. from Augustana College in Sioux Falls, South Dakota, his M.A. from the University of Illinois, and his Ph.D. from the University of Minnesota.

Richard J. Elkus, Jr., age 74 Audit Committee member Nominating/Governance Committee member

Mr. Elkus has been a director of Lam Research since 1997. He joined the Board following Lam’s 1997 acquisition of OnTack Systems, Inc., where he was a board member.

From 1994 to 2005, Mr. Elkus was Vice Chairman and Executive Vice President of Tencor Instruments and, following its merger with KLA, a director of KLA-Tencor. Before joining Tencor, Mr. Elkus was founder, Chairman and CEO of Prometrix Corporation, a semiconductor equipment company that merged with Tencor Instruments in 1994.

Mr. Elkus’ extensive semiconductor industry experience has also included service on the boards of directors of SOPRA, S.A. and Cameca, S.A., both French suppliers of manufacturing equipment for the semiconductor industry. He recently authored Winner Take All, a book about international competitiveness.

Mr. Elkus is a member of the Board of Trustees of The Scripps Research Institute. He received his undergraduate degree from Stanford University and his M.B.A. in production and finance from the Tuck School of Business Administration at Dartmouth College.

Nominee Name and Current Board Role(s)	Principal Occupation and Business Experience
Grant M. Inman, age 67 Compensation Committee member Nominating/Governance Committee member

Mr. Inman has been a director of the Company since 1981. He is currently General Partner of Inman Investment Management, a venture investment firm that he founded in 1998. He also co-founded and served as general partner of Inman & Bowman, a venture capital firm formed in 1985. Mr. Inman was a general partner of the investment banking firm Hambrecht & Quist from 1980 to 1985.

Mr. Inman has served on the board of directors of Paychex, Inc., a publicly traded company, since 1983. In addition, he serves on the board of directors of AlphaCard Systems, a privately held company. He holds a B.A. degree in economics from the University of Oregon and an M.B.A. from the University of California, Berkeley. Mr. Inman now serves as a trustee of foundations at both institutions.

Catherine P. Lego, age 53 Audit Committee Chair

Ms. Lego has been a director of the Company since 2006. She has been General Partner of The Photonics Fund, LLP, a venture capital investment firm that she founded, since 1999. Prior to forming The Photonics Fund, she founded Lego Ventures LLC in 1992 to provide consulting services to early stage electronics companies. Ms. Lego received her CPA in connection with her work at Coopers & Lybrand earlier in her career.

Ms. Lego currently serves on the board of directors, and chairs the audit committee, of SanDisk Corporation, a publicly traded company. She received a B.A. from Williams College and an M.S. in Accounting from the New York University Graduate School of Business.

Stephen G. Newberry, age 56 Board member

Mr. Newberry has been a director of the Company since 2005. He also serves as the Company’s President and Chief Executive Officer. Mr. Newberry joined the Company in August 1997 as Executive Vice President and Chief Operating Officer. He was appointed President and Chief Operating Officer in July 1998, and President and Chief Executive Officer in June 2005.

Prior to joining the Company, Mr. Newberry held various executive positions at Applied Materials, Inc. during his 17-year tenure there, including Vice President of Applied Materials Japan and Group Vice President of Global Operations and Planning.

Mr. Newberry serves on the board of directors of Amkor Technology, Inc., a publicly traded company, and on the board of directors of SEMI, a global semiconductor industry trade association. He is a member of the Advisory Board of the Haas School of Business at the University of California, Berkeley, and of the Dean’s Advisory Council at the Graduate School of Management at the University of California, Davis. Mr. Newberry is a graduate of the U.S. Naval Academy and the Harvard Graduate School of Business.

Nominee Name and Current Board Role(s)	Principal Occupation and Business Experience
Patricia S. Wolpert, age 59 Compensation Committee Chair

Ms. Wolpert has been a director of the Company since 2006. She owns Wolpert Consulting LLC, a sales and marketing consulting firm that she founded in 2003. Ms. Wolpert held a variety of executive positions during her 30-year career with IBM, including Vice President for Sales Transformation, Americas and Vice President for the Central Region, Americas. As a member of the CEO’s Senior Leadership Group, she held both strategic and tactical leadership roles across all of IBM’s hardware, software and services offerings.

Ms. Wolpert is currently Chairman of the Board of Teradyne, Inc., a publicly traded company. She is a graduate of Western Kentucky University.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of shares of Lam’s Common Stock by: (i) each person or entity who the Company believes beneficially owned more than 5% of Lam’s Common Stock on June 30, 2009; (ii) each current director of the Company; (iii) each named executive officer (“named executive”) identified below in the “Executive Compensation and Other Information” section; and (iv) all current directors and current executive officers as a group. The information for directors and officers reflects holdings as of September 30, 2009, which is the most recent practicable date for determining their holdings. The percent of the class owned is calculated using 127,191,795 as the number of shares of Lam’s Common Stock outstanding on that date.

Name of Person or Identity of Group	Shares Beneficially Owned (1)		Percent of Class
5% or Greater Stockholders
Fidelity Management & Research Co. (FMR LLC)	18,357,066	(2)	14.5%
1 Federal Street
Boston, Massachusetts 02110
Wellington Management Company LLP	7,010,000	(2)	5.5%
75 State Street
Boston, Massachusetts 02109
Directors
James W. Bagley	183,000		*
David G. Arscott	123,983		*
Robert M. Berdahl	50,948		*
Richard J. Elkus, Jr.	111,618		*
Jack R. Harris	96,578		*
Grant M. Inman	122,248		*
Catherine P. Lego	22,248		*
Stephen G. Newberry (also an Executive Officer)	15,900		*
Seiichi Watanabe	14,513		*
Patricia S. Wolpert	19,748		*
Executive Officers
Martin B. Anstice	17,291		*
Richard A. Gottscho	30,945		*
Abdi Hariri	6,109		*
Ernest E. Maddock	4,708		*
All current directors and current executive officers as a group (16 people)	842,451		*

*	Less than 1%

(1)

Includes (a) shares subject to outstanding stock options that are now exercisable or will become exercisable within 60 days after September 30, 2009 (by November 29, 2009), and (b) restricted stock units (“RSUs”) that will vest by that date, as follows:

James W. Bagley	1,000 options	Stephen G. Newberry	5,250 options

David G. Arscott	63,000 options 8,130 RSUs	Seiichi Watanabe	8,130 RSUs

Robert M. Berdahl	33,000 options 8,130 RSUs	Patricia S. Wolpert	8,130 RSUs

Richard J. Elkus, Jr.	57,000 options 8,130 RSUs	Martin B. Anstice	2,849 options

Jack R. Harris	63,000 options 8,130 RSUs	Richard A. Gottscho	—

Grant M. Inman	51,000 options 8,130 RSUs	Abdi Hariri	1,822 options

Catherine P. Lego	8,130 RSUs	Ernest E. Maddock	3,050 options

		All directors and executive officers as a group	287,271 options 65,040 RSUs

(2)	Information regarding beneficial ownership by the 5% stockholders is based on their respective publicly filed Schedule 13D, 13F, or 13G prior to June 30, 2009.

CORPORATE GOVERNANCE

Our Board of Directors and members of management are committed to responsible corporate governance that will ensure that the Company is managed for the long-term benefit of its stockholders. To that end, the Board of Directors and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices. As part of that process, the Board and management review published guidelines and recommendations of institutional shareholder organizations; published guidelines of a selection of other public companies; the requirements of the Sarbanes-Oxley Act of 2002 and other rules and regulations of the SEC; and the listing standards for the NASDAQ Global Select Market (“NASDAQ”).

Corporate Governance Policies

We have instituted a variety of policies and procedures to foster and maintain responsible corporate governance, including the following:

Corporate Governance Guidelines. We adhere to written Corporate Governance Guidelines, adopted by the Board and reviewed from time to time by the Nominating/Governance Committee. Selected provisions of the Guidelines are discussed below, including in the “Board Nomination Policies and Procedures,” “Director Independence Policies” and “Other Governance Practices” sections below.

Code of Ethics. We maintain a Code of Ethics that applies to all employees, officers and members of the Board. The Code of Ethics contains standards reasonably designed to deter wrongdoing and to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in the periodic reports we file with the SEC and in other public communications; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and (5) accountability for adhering to the Code of Ethics. We will promptly disclose to the public any amendments to, or waivers from, any provision of the Code of Ethics, to the extent required by applicable laws. We intend to make this public disclosure by posting the relevant material on our website. A copy of the Code of Ethics is available on the investors’ page of Lam’s web site at http://investor.lamresearch.com.

Global Standards of Business Conduct Policy. Lam Research maintains written standards of appropriate business conduct in a variety of business situations that applies to employees worldwide. The policy addresses, among other topics, conflicts of interest, the safeguarding of Company assets, certain aspects of insider trading and communication with the investment community.

Board Committee Charters. Each of the Board’s standing committees — Audit, Compensation and Nominating/Governance Committees — has a written charter adopted by the Board that establishes practices and procedures for the committee in accordance with applicable corporate governance rules and regulations. Each committee reviews its charter periodically and recommends changes to the Board, as appropriate. The committee charters are available on the investors’ page of Lam’s website at http://investor.lamresearch.com. Please also refer to “Board Meetings and Committees,” below, for a description of responsibilities of the Board’s standing committees.

Board Nomination Policies and Procedures

Board Membership Criteria. Under our Corporate Governance Guidelines, nominees for director are evaluated on the basis of a range of criteria, including (but not limited to) experience, wisdom, integrity, the ability to make independent analytical inquiries, the ability to understand Lam’s business environment and willingness to devote adequate time to Board duties. We also consider the appropriate balance of experience, skills, and perspectives desirable for the full Board. In addition, Board members may serve on no more than four boards of public companies (including Lam’s Board); and Board nominees must be under the age of 75 years.

Nomination Procedure. The Nominating/Governance Committee identifies, evaluates and recommends qualified candidates for election to the Board. The Committee considers recommendations from a variety of sources, including other Board members, executive officers and stockholders. Formal nominations are made by the independent members of the Board, or they may delegate nomination authority to the Nominating/Governance Committee. Additional information regarding the nomination procedure is provided in the section above captioned “Stockholder-Initiated Proposals and Nominations for 2010 Annual Meeting.”

On May 15, 2009, we amended and restated our Bylaws to make the following changes relating to the nomination or recommendation of candidates by a stockholder:

•

In the case of an annual meeting, the stockholder is required to provide advance notice of the nomination between 75 and 45 days prior to the anniversary of the mailing of the previous year’s proxy statement;

•

In the case of a special meeting, the stockholder is required to provide advance notice of the nomination by the later of 90 days prior to the special meeting or the tenth day following the announcement of the date of the special meeting; and

•	A stockholder is required to provide additional disclosure regarding, among other things, derivative instruments and short positions in the Company’s stock held by the stockholder.

Director Independence Policies

Board Independence Requirements. Our Corporate Governance Guidelines require that at least a majority of the Board members be independent in accordance with NASDAQ rules and other applicable criteria for independence. In addition, no non-employee director may serve as a consultant or service provider to the Company without the approval of a majority of the independent directors.

Current Board Member Independence. The Board has determined that the following current directors are independent in accordance with NASDAQ criteria for director independence: David Arscott, Robert Berdahl, Richard Elkus, Jr., Jack Harris, Grant Inman, Catherine Lego, Seiichi Watanabe, and Patricia Wolpert.

Board Committee Independence. All members of the Board’s three standing committees - Audit, Compensation and Nominating/Governance committees - must be independent in accordance with NASDAQ and other applicable rules and regulations. See “Board Meetings and Committees” below for a description of the responsibilities of the Board’s standing committees.

Lead Independent Director. Our Corporate Governance Guidelines authorize the Board to designate a Lead Independent Director from among the independent Board members. The Lead Independent Director is responsible for coordinating the activities of the independent members of the Board and acting as the principal liaison between the independent directors and our management directors (the Executive Chairman and the CEO). Director Robert Berdahl has served as the Lead Independent Director since 2004.

Executive Sessions of Independent Directors. The Board and its standing committees periodically hold meetings of the independent directors or Committee members, without management present.

Board Access to Independent Advisors. The Board as a whole, and each of the Board committees separately, may retain, at Lam’s expense, and terminate, in their discretion, any independent consultants, counselors, or advisors as they deem necessary or appropriate to fulfill their obligations as Board and committee members.

Other Governance Practices

In addition to the principal policies and procedures described above, we have established a variety of other practices to enhance our corporate governance, including the following.

Board Continuing Education. Under the Corporate Governance Guidelines, directors are expected to attend one or more educational sessions or conferences to enhance their ability to fulfill their responsibilities as Board members. Each director who served during fiscal 2009 fulfilled this expectation.

Board and Committee Assessments. At least bi-annually, the Nominating/Governance Committee conducts a review of the functioning of the Board and reports its evaluation to the Board for assessment.

Director Resignation or Notification of Change in Executive Officer Status. Under our Corporate Governance Guidelines, any Lam Research director who is also an executive officer of the Company must offer to submit his or her resignation as a director to the Board if the director ceases to be an executive officer of Lam Research. The Board may accept or decline the offer, in its discretion. The Corporate Governance Guidelines also require a non-employee director to notify the Nominating/Governance Committee if the director changes his or her executive positions at another company. The Nominating/Governance Committee will review the appropriateness of the director’s continued Board membership under the circumstances, and the director will be expected to act in accordance with the Nominating/Governance Committee’s recommendations.

Director and Executive Stock Ownership. Under the Corporate Governance Guidelines, each director is expected to own at least 5,000 shares of Lam Research Common Stock by the later of five years after commencing service on the Board or November 2010. We also have guidelines for stock ownership by other members of the executive management team, including the Chief Executive Officer, the Chief Financial Officer, and other officers designated by the Compensation Committee. These executives are expected to own a number of shares of Lam Research Common Stock equal in value to a multiple of each executive’s base annual salary or a specified minimum number of shares, whichever is lower. The salary multiple or specific number of shares varies according to the seniority of the office.

In February 2009, we amended our stock ownership guidelines to bring them in line with the practices of companies comparable to Lam Research, as well as to recognize the limitations of our stock ownership guideline structure in a cyclical business. Specifically, the guidelines are expressed as the lesser of a dollar amount or a share amount, to allow for changes in the trading price of Lam’s stock. As amended, each designated executive is expected to acquire and maintain ownership of shares of our common stock, in the quantities indicated below, by the later of December 31, 2011, or the fifth anniversary of the executive officer’s hire or promotion date:

Position	Stock Ownership Guideline
Chief Executive Officer	Lesser of three times base salary, or 65,000 shares
Chief Operating Officer; Chief Financial Officer	Lesser of two times base salary, or 25,000 shares
Other designated executives	Lesser of two times base salary, or 20,000 shares

Insider Trading Restrictions. We maintain an Insider Trading Policy that applies to all employees, officers and directors. The policy primarily addresses trading in Lam Research securities when a covered individual possesses material non-public information. In addition, our Global Standards of Business Conduct Policy prohibits employees from engaging in “short sales” of Lam Research securities and purchasing “put” or “call” options for Lam Research securities (other than through our equity incentive plans or employee stock purchase plans). These measures help to ensure that our employees will not benefit from a decline in Lam’s stock price, but will remain focused on our business success.

Communications with Board Members. Any stockholder who wishes to communicate directly with the Board of Directors, any Board Committee or with any individual director regarding the Company may write to the Board or the director c/o George M. Schisler, Jr., Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, CA 94538. The Office of the Secretary will forward all such communications to the appropriate director(s).

Any stockholder, employee, or other person may communicate any complaint regarding any accounting, internal accounting control, or audit matter to the attention of the Board’s Audit Committee by sending written correspondence to: Lam Research Corporation, Attention: Board Audit Committee, P.O. Box 5010, Fremont, CA 94537. The Audit Committee has established procedures to ensure that employee complaints or concerns regarding audit or accounting matters will be received and treated anonymously (if the complaint or concern is submitted anonymously) and confidentially.

We expect our directors to attend the annual meeting of stockholders each year and to respond to appropriate questions. All our directors attended the 2008 annual meeting.

Board Meetings and Committees

Meeting Attendance. Our Board of Directors held a total of twelve meetings during fiscal 2009. All of the directors who served for the entire fiscal year attended at least 75% of the aggregate number of Board meetings that they were entitled to attend and meetings of Board committees on which they served during fiscal 2009. The Board of Directors has as standing committees an Audit Committee, a Compensation Committee, and a Nominating/Governance Committee.

Audit Committee. The purpose of the Audit Committee is to oversee Lam’s accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is not, however, responsible for planning or conducting our audits, or determining whether our financial statements are complete and accurate or in accordance with generally accepted accounting principles.

During fiscal 2009, the Audit Committee consisted of Board members Arscott, Lego and Watanabe (who served the entire fiscal year), Mr. Inman (who served from July 2008 to February 2009), and Mr. Elkus (who joined the Committee in February 2009). The Audit Committee held eight meetings during fiscal 2009. The Board concluded that all Audit Committee members are non-employee directors who are independent in accordance with the NASDAQ criteria for audit committee member independence. The Board also determined that Ms. Lego, the chair of the committee during fiscal 2009, is a “financial expert” as defined in SEC rules.

The Audit Committee’s responsibilities include (but are not limited to) the following:

•

Appoint and provide for the compensation of Lam’s independent registered public accounting firm (the “Firm”), and approve, in accordance with and in a manner consistent with the laws, rules and regulations applicable to the Company, all professional services to be provided to Lam Research by the Firm

•	Oversee the work of, and evaluate the performance of, the Firm

•	Meet with management and the Firm to discuss the annual financial statements and the Firm’s report on them, and to discuss the adequacy of internal control over financial reporting

•	Meet quarterly with management and the Firm to discuss the quarterly financial statements prior to the filing of the Company’s Form 10-Q with the SEC

•	Review and approve all related party transactions

Compensation Committee. The purpose of the Compensation Committee is to discharge certain responsibilities of the Board relating to executive compensation, to oversee incentive, equity-based and other compensatory plans in which Lam’s executive officers and directors participate and to produce an annual report on executive compensation for inclusion as required in the Company’s proxy statement.

During fiscal 2009, the Compensation Committee consisted of Board members Berdahl, Harris, and Wolpert (each of whom served the entire fiscal year), Mr. Elkus (who served from July 2008 until February 2009) and Mr. Inman (who joined the Committee in February 2009). The Board concluded that all members of the Compensation Committee are non-employee directors who are independent in accordance with the NASDAQ criteria for director independence. The Compensation Committee held ten meetings during fiscal 2009.

The Compensation Committee’s responsibilities include (but are not limited to) the following:

•

Develop and from time to time review compensation policies and practices applicable to Lam’s executive officers, including the criteria upon which executive compensation is based and the composition of executive compensation in terms of base salary, deferred compensation, incentive- or equity-based compensation and other benefits

•

Establish and review corporate goals and objectives as relevant to the Chief Executive Officer and the Executive Chairman, evaluate their performance in light of these goals and objectives and based on this evaluation recommend the CEO’s and Executive Chairman’s compensation packages for approval by the independent members of the Board

•	Determine compensation packages for other executive officers consistent with policies approved by the independent members of the Board

•	Review and recommend to the Board for final approval all cash, equity-based or other compensation arrangements applicable to the independent members of the Board

•	Review and approve, subject to stockholder or Board approval as required, the creation or amendment of any equity-based compensatory plans and other compensatory plans as the Board designates

Nominating/Governance Committee. The purpose of the Nominating/Governance Committee is to identify individuals qualified to serve as members of the Board of the Company; recommend nominees for election as directors of the Company; evaluate the Board’s performance; develop and recommend to the Board corporate governance guidelines; and provide oversight with respect to corporate governance and ethical conduct.

During fiscal 2009, the Nominating/Governance Committee consisted of Board members Berdahl, Elkus, and Inman. The Board concluded that all Nominating/Governance Committee members are non-employee directors who are independent in accordance with the NASDAQ criteria for director independence. The Nominating/Governance Committee held eight meetings during fiscal 2009.

The Nominating/Governance Committee’s responsibilities include (but are not limited to) the following:

•

Recommend to the independent members of the Board nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected; and identify, evaluate and recommend individuals to fill any vacancies or newly created directorships that may occur between meetings

•

Make recommendations to the Board annually after consultation with the Chairman of the Board and the Lead Independent Director, if any, with respect to assignment of Board members to committees and for committee chairs

•	Recommend to the Board the adoption of corporate guidelines, and from time to time review and assess the guidelines and recommend changes for approval by the Board

•

Conduct from time to time a review of the Board and the Board committees in accordance with the Company’s Corporate Governance Guidelines and the committee charters, and report the evaluation to the Board.

The Nominating/Governance Committee, upon duly delegated authority from the Board, recommended the slate of nominees for director set forth in Proposal No. 1 above. The independent members of the Board approved the recommendations and nominated the proposed slate of nominees.

The Nominating/Governance Committee will consider for nomination persons properly nominated by stockholders in accordance with the Company’s Bylaws and other procedures described above in the section captioned “Stockholder-Initiated Proposals and Nominations for 2010 Annual Meeting.” Stockholder nominations for director will be evaluated by Lam’s Nominating/Governance Committee in accordance with the same criteria as are applied to candidates identified by the Board, its Nominating/Governance Committee, or other sources.

DIRECTOR COMPENSATION

Board members who are also employees do not receive any additional compensation for service on the Board. The compensation of our non-employee directors is reviewed and determined annually by the Board, upon recommendation from the Compensation Committee. All non-employee directors currently receive a base cash retainer and equity compensation in the form of RSUs. In addition, committee chairs and the lead independent director receive additional cash retainers. The Board endeavors to maintain forms and amounts of director compensation that will attract and retain directors of the caliber desired by the Company and that align director interests with those of stockholders.

Our director compensation plans run on a calendar-year basis. However, SEC rules require us to report compensation in this Proxy Statement on a fiscal-year basis. For calendar year 2009 (the first half of which is part of fiscal year 2009), each of the Company’s non-employee directors received an annual retainer of $42,000. An additional $7,500 fee was paid to the lead independent director and to the chairs of the Compensation Committee and the Nominating/Governance Committee, and an additional $10,000 to the chair of the Audit Committee.

In addition, each non-employee director is eligible to receive an annual equity grant with a targeted grant date value equal to $200,000 (calculated as the fair market value of a share of the Company’s common stock on the grant date, times the number of shares granted). For calendar year 2009, due to the economic environment, the Board decided to reduce the dollar value of the awards by 20%, to $160,000. Each non-employee director received a grant of 8,130 RSUs for services during calendar year 2009. Each RSU grant was issued on February 2, 2009, and, subject to a director’s continued service on the Board, vests in full on November 1, 2009, with receipt deferred until January 29, 2010.

Director cash compensation for calendar year 2008 (the second half of which is part of fiscal year 2009) was the same as for calendar year 2009.

The following table shows cash and equity compensation for fiscal 2009:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) (2) (3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total
David G. Arscott	$42,000	$222,483	$0	$0	$0	$0	$264,483
Robert M. Berdahl	$57,000	$222,483	$0	$0	$0	$0	$279,483
Richard J. Elkus, Jr.	$42,000	$222,483	$0	$0	$0	$0	$264,483
Jack R. Harris	$42,000	$222,483	$0	$0	$0	$0	$264,483
Grant M. Inman	$42,000	$222,483	$0	$0	$0	$0	$264,483
Catherine P. Lego	$52,000	$222,483	$0	$0	$0	$0	$274,483
Seiichi Watanabe	$42,000	$222,483	$0	$0	$0	$0	$264,483
Patricia S. Wolpert	$49,500	$222,483	$0	$0	$0	$0	$271,983

(1)

On May 2, 2008, each Director was granted 4,678 restricted stock units based on the closing price of the Company’s Common Stock of $42.75, for a target value of $200,000. The units vested on November 1, 2008, with receipt deferred until January 31, 2009.

(2)

On February 2, 2009, each Director was granted 8,130 restricted stock units based on the closing price of the Company’s Common Stock of $19.68, for a target value of $160,000. The units vest on November 1, 2009, with receipt deferred until January 29, 2010.

(3)

Amounts shown do not reflect the target values described in notes 1 and 2. Instead, the amounts shown are the compensation expenses recognized by Lam Research in the fiscal year for restricted stock units as determined pursuant to Statement of Financial Accounting Standards (“SFAS”) 123(R). These compensation expenses reflect restricted stock units expensed in the fiscal year.

In addition, members of Lam’s Board of Directors who have retired from the Board can participate in the Company’s Executive Retirement Medical and Dental Plan if they meet certain eligibility requirements. The most recent valuation of Lam Research’s accumulated post-retirement benefit obligation under SFAS No. 106, as of June 2009, for the current directors who may become eligible is shown below:

Name*	FY 2009
David G. Arscott	$54,000
Robert M. Berdahl	$44,000
Richard J. Elkus, Jr.	$40,000
Jack R. Harris	$52,000
Grant M. Inman	$50,000
Catherine P. Lego	$46,000
Seiichi Watanabe	$38,000
Patricia S. Wolpert	$36,000

*	Excludes Board members who are also eligible to participate based on their employment as executives of Lam Research.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and people who own more than 10% of a registered class of our equity securities to file an initial report of ownership (on a Form 3) and reports on subsequent changes in ownership (on Forms 4 or 5) with the SEC by specified due dates. Our executive officers, directors, and greater-than-10% stockholders are also required by SEC rules to furnish Lam Research with copies of all Section 16(a) forms they file. We are required to disclose in this Proxy Statement any failure to file any of these reports on a timely basis. Based solely on our review of the copies of the forms that we received from the filers, and on written representations from certain reporting persons, we believe that all of these requirements were satisfied during fiscal 2009.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION & ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program and discusses how we made executive compensation decisions for our executive officers during fiscal 2009.

For fiscal 2009, our “named executive officers” (as defined in SEC rules) were:

•	Stephen G. Newberry, our President and Chief Executive Officer;

•	Ernest E. Maddock, our Senior Vice President and Chief Financial Officer;

•	Richard A. Gottscho, our Group Vice President and General Manager, Etch Businesses;

•	Martin B. Anstice, our Executive Vice President and Chief Operating Officer; and

•	Abdi Hariri, our Group Vice President, Global Operations.

We refer to these individuals collectively in this CD&A as the “Named Executive Officers” or “NEOs.”

The compensation tables included in this CD&A report the compensation of the Named Executive Officers for fiscal 2009. However, our executive compensation program is designed and evaluated on a calendar-year basis rather than a fiscal-year basis to correspond with our annual business planning, performance goal-setting, pay, and benefit cycles. Therefore, the discussion of our compensation programs and our compensation decisions reflects this calendar year orientation.

Our standard compensation program for NEOs includes five primary components: base salary, annual incentive awards, long-term incentive awards, participation in benefit programs, and eligibility for certain post-termination employment benefits. Each of these compensation components is reviewed periodically by the Compensation Committee of our Board of Directors (“Committee”). Compensation for NEOs other than Mr. Newberry is determined by the Committee. Mr. Newberry’s compensation is recommended by the Committee to the independent members of the Board for approval.

We design and operate our executive compensation program to achieve specific objectives including: market competitiveness to attract, retain and motivate our executives, pay-for-performance, long-term orientation, and cost-effectiveness (further described in the section entitled “Compensation Objectives” below). In the cyclical environment in which Lam Research operates, applying these objectives leads to changes in our program from time to time. For example, prior to the economic downturn, our variable incentive programs focused primarily on operating profit performance. In response to the downturn we experienced in fiscal 2009, we modified our programs to focus on other important business objectives and strategic initiatives that will position the Company for long-term success once the recovery occurs. Throughout the business cycle, we believe that our compensation programs reward behaviors aligned with our Compensation Objectives and promote retention of our executives.

The following bullet points highlight the key actions related to the compensation of our NEOs in fiscal 2009. Each of these items is discussed in greater detail in the applicable section of this CD&A.

•

In light of the difficult business environment at the start of calendar 2009, the CEO recommended and the Committee approved a temporary reduction in the base salaries for each of our NEOs of between 10% and 17.5%, effective in February 2009. Base salaries for NEOs have not yet been restored to their prior levels.

•

In September 2008, increased the base salaries for Mr. Anstice and for Mr. Maddock in connection with their promotions to their current positions. Their base salaries were subsequently reduced by 12.5% as part of the temporary reduction noted above.

•

Approved payments under our Annual Incentive Program (“AIP”) for calendar year (sometimes referred to as “CY”) 2008 that were on average equal to less than half of the target award amounts for the NEOs. These payments were reduced from what would otherwise have been earned because our CEO recommended and the Committee approved reducing the corporate performance portion of the payout to zero in the second half of CY 2008 in light of business conditions.

•

Approved payments under the 2007 Multi-Year Incentive Program (“MYIP”), which covered performance for CY 2007 and CY 2008, that were on average equal to slightly above the target award amounts. The performance factor under the 2007 MYIP was based on ongoing operating income and provided for payments as high as 2.5 times target. Strong operating profit performance in CY 2007 and early CY 2008 offset poor performance in late CY 2008. As with the 2008 AIP, our CEO recommended and the Committee approved reducing the amount that otherwise would have been earned for the last quarter of the 2007 MYIP to zero.

•

Also in light of the difficult business environment, the Committee made several changes to the AIP and long-term incentive program to focus our executives on actions that will position the Company for long-term success once the recovery occurs and to help retain executives:

•

Modified the long-term incentive program by adding equity components to what had been an all-cash program and by changing the performance factor from ongoing operating profit to a metric related to ongoing operating cash flow.

•

Modified the AIP performance factors to align with business strategies for the downturn, reduced the amount of potential incentive payments, and provided for payment in stock rather than cash (in whole or in part) at the option of the Committee.

•	Modified the executive stock ownership guidelines to better align with market norms and reflect the cyclicality of the industry in which we operate.

We also conducted a comprehensive review of our employment contract and change of control practices in relation to market practices in our industry and among other comparable companies. We entered into the following agreements effective July 1, 2009:

•	A new employment agreement with Mr. Newberry that, unlike his prior agreement, does not include a tax gross-up for Internal Revenue Code Section 280G excise taxes.

•	Employment agreements with Messrs. Anstice and Maddock.

•	Change of control agreements with other executive officers, including our NEOs.

Governance of Executive Compensation Program

Role of the Compensation Committee. The Committee discharges certain responsibilities of the Board relating to executive compensation and oversees the incentive, equity-based and other compensation plans in which executive officers (including the NEOs) participate, pursuant to a charter that can be viewed at http://investor.lamresearch.com. The Committee’s key responsibilities with respect to executive compensation include the following:

•

Develop and from time to time review compensation policies and practices applicable to Lam’s executive officers, including the criteria upon which executive compensation is based and the composition of executive compensation in terms of base salary, deferred compensation, incentive- or equity-based compensation and other benefits

•

Establish and review corporate goals and objectives as relevant to the Chief Executive Officer and the Executive Chairman, evaluate their performance in light of these goals and objectives and based on this evaluation recommend the CEO’s and Executive Chairman’s compensation packages for approval by the independent members of the Board[1]

•	Determine compensation packages for other executive officers (including the NEOs) consistent with policies approved by the independent members of the Board

•	Review and approve, subject to stockholder or board approval as required, the creation or amendment of any equity-based compensatory plans of the Company

Within this framework, the Committee receives and reviews information, analysis, and compensation proposals provided by management and by the Committee’s compensation consultant and other advisors.

Role of Executive Officers. Mr. Newberry, assisted by specialists from our Human Resources, Finance, and Legal Departments, develops recommendations for the compensation of our executive officers, including our NEOs. Typically, these recommendations cover the base salaries, annual incentive award opportunities, and long-term incentive award opportunities for our executive officers, as well as the criteria upon which these award opportunities may be earned.

The Committee considers Mr. Newberry’s recommendations in light of competitive compensation data, the Committee’s pay philosophy and objectives, and current business conditions, and obtains advice from outside advisors as noted below. At the request of the Committee, our Executive Chairman provides input to the Committee on Mr. Newberry’s compensation and compensation recommendations.

Mr. Newberry generally attends Compensation Committee meetings as requested by the Committee. He leaves the meeting for any discussion of his own compensation.

Role of Committee Advisors. The Committee is authorized to engage its own advisors to assist in carrying out its responsibilities. In November 2008, the Committee engaged the services of Compensia, Inc., a national compensation consulting firm (“Compensia”). Compensia provides the Committee and our Board of Directors with guidance regarding the amount and types of compensation that we provide to our executive officers and how these compare to other compensation practices. Compensia also provides advice regarding other compensation-related matters.

Representatives of Compensia attend meetings of the Committee as requested and also communicate with the Committee Chair outside of meetings. Compensia reports to the Committee rather than to management, although Compensia meets with members of management, including Mr. Newberry, for purposes of gathering information on proposals that management may make to the Committee. During fiscal 2009, Compensia met with various executives to collect data and obtain management’s perspective on our compensation practices for executive officers. The Committee may replace Compensia or hire additional advisors at any time. Compensia has not provided any other services to the Committee or to management, and has received no compensation other than with respect to the services described above.

[1]	The independent members of our Board of Directors, upon recommendation from the Committee, approve the elements of Mr. Newberry’s compensation package. For purposes of this CD&A, a reference to a compensation action or decision by the Committee with respect to the NEOs means, in the case of Mr. Newberry, an action or decision by the independent members of our Board of Directors, unless otherwise expressly noted.

Executive Compensation Philosophy

Compensation Objectives. We design and operate our executive compensation program to achieve the following principal objectives:

•

Maintain plans to attract, retain, and motivate high-caliber senior executives by developing compensation arrangements for our executive officers that are competitive with similarly-situated executives in technology companies;

•	Pay for performance, by appropriately rewarding our senior executives for their achievement of both short-term and long-term business objectives;

•	Establish a long-term orientation by focusing the efforts of our senior executives on our long-term financial performance, customer relationships and stockholder value creation; and

•	Structure cost-effective compensation plans to take into account the accounting treatment and tax deductibility of compensation expense.

Compensation Elements. Our executive compensation program consists of several principal elements intended to achieve the objectives described above. We consider each element to be appropriate to meet one or more of the principal objectives of our executive compensation philosophy.

Compensation Element	Objective(s)	Target Market Position*
Base salary	Market competitiveness to attract, retain and motivate	50th – 60th percentile of Peer Group

Annual incentive awards	Market competitiveness to attract, retain and motivate Pay for performance by rewarding executives for achieving shorter-term corporate and individual performance objectives	50th – 75th percentile of Peer Group, depending on performance results

Long-term incentives, including MYIP and
equity awards	Market competitiveness to attract, retain and motivate Pay for performance Long-term/stockholder orientation Cost-effectiveness	50th – 75th percentile of Peer Group, depending on performance results

Retirement benefits	Provide competitive benefits Promote executive retention	50th percentile of Peer Group

Deferred compensation
benefits	Provide competitive benefits Promote executive retention	N/A

Severance and change of
control benefits	Market competitiveness to attract, retain and motivate Long-term/stockholder orientation	50th – 60th percentile of Peer Group

Other benefit programs	Market competitiveness to attract, retain and motivate	50th percentile of Peer Group

*	See “Peer Group of Comparable Companies” and “Benchmarking and Target Pay Positioning,” below for further explanation of the information in this column.

In setting individual pay, the Committee considers a variety of factors, such as job performance, job scope and responsibilities, skill set, prior experience, the executive officer’s time in his or her position with us, internal equity regarding pay levels for similar skill levels or positions, external pressures to attract and retain executive talent, and general market conditions. In general, the differences in total compensation, as well as differences in the amounts of individual compensation elements among our executive officers, reflect these factors. We believe that these differences are consistent with the pay differentials among similar positions at comparable companies.

Peer Group of Comparable Companies. The Committee considers compensation data from a group of comparably-sized companies in the technology industry (the “Peer Group”) as one element in establishing the compensation levels of our executive officers, including the NEOs, as well as the mix and weighting of individual compensation elements. Typically, the companies constituting our Peer Group are selected for their comparability to us based on annual revenues, market capitalization, lines of business, and industry, and because we believe we are likely to compete with them for executive talent. Based on these criteria, the Peer Group may be modified from year to year. For calendar year 2008, the Peer Group consisted of the following companies:

• Analog Devices, Inc.	• Molex Incorporated

• Applied Materials, Inc.	• National Semiconductor Corporation

• Cypress Semiconductor Corporation	• Novellus Systems, Inc.

• Fairchild Semiconductor International, Inc.	• NVIDIA Corporation

• KLA-Tencor Corporation	• SanDisk Corporation

• LSI Corporation	• Xilinx, Inc.

• MEMC Electronic Materials, Inc.

For calendar year 2009, the Committee, with input from its outside consultant, approved the addition of the following companies to our Peer Group as these companies were also determined to meet the criteria described above:

• Altera Corporation	• SunPower Corporation

• Atmel Corporation	• Varian Semiconductor Equipment

• First Solar, Inc.	Associates, Inc.

• Marvell Technology Group Ltd.	• Teradyne, Inc.

• Maxim Integrated Products, Inc.

In addition to this Peer Group data, our Human Resources Department analyzed survey data on base salary, bonus targets, equity awards, and total compensation drawn from the Radford 2009 Executive Survey (which includes data from over 700 technology companies).

Benchmarking and Target Pay Positioning. The Compensation Committee reviews compensation practices at Peer Group companies and companies that participate in the Radford Survey as one factor for determining whether the Company’s total compensation is within a reasonably competitive range. Generally, the Committee targets the total direct compensation (defined as base salary plus target annual incentive awards plus target long-term incentive awards) of our executive officers, including the NEOs, near the 50th percentile of the Peer Group. However, our programs are designed to provide our executive officers with the opportunity to receive higher levels of compensation (up to and above the 75th percentile of the Peer Group) if warranted by superior company and/or individual performance, or lower levels of compensation for below-target company or individual performance.

Calendar Year 2008/2009 Compensation Decisions

Base Salary. Base salaries represent one of the primary “fixed” components of our executive compensation program. We view the purpose of base salary is to fairly and competitively compensate our executive officers, including the NEOs, with a fixed amount of salary for the jobs they perform. Accordingly, we seek to ensure that our base salary levels are competitive and consistent with industry practice. Adjustments to base salary are generally considered by the Committee each year in February.

For CY 2008, the base salaries of the NEOs were determined by the Committee in February 2008. In September 2008, the Committee approved an increase to Mr. Anstice’s annual base salary from $400,000 to $450,000 in connection with his promotion to Executive Vice President and Chief Operating Officer. At the same time and in connection with his promotion to Senior Vice President and Chief Financial Officer, the Committee approved an increase to Mr. Maddock’s base salary from $416,000 to $440,000. The salary increases for both executives were based on a market review of comparable positions in our Peer Group completed by our Human Resources Department and Mr. Newberry’s recommendation to the Committee.

For CY 2009 and in view of the uncertainty in the global economy and potential impact to our business, the Committee approved (upon the recommendation of Mr. Newberry) a temporary reduction in the base salaries of our NEOs, beginning in February 2009. The reductions ranged from 10% to 17.5% and were part of a broader salary reduction program applicable to all of our employees. The Committee has not yet restored NEO salaries to their original levels, although salaries for most other employees were restored in October 2009. The Committee will continue to evaluate economic and business conditions and, with input from Mr. Newberry, determine when restoration of NEO salaries is appropriate.

The base salaries of the NEOs for calendar years 2008 and 2009 are as follows:

Named Executive Officer	CY 2008		CY 2009
Stephen G. Newberry	$800,000		$660,000
Ernest E. Maddock	$440,000	*	$385,000
Richard A. Gottscho	$360,000		$324,000
Martin B. Anstice	$450,000	*	$393,750
Abdi Hariri	$315,000		$283,500

*	Base salary effective upon promotion in September 2008

Annual Incentive Program. Our Annual Incentive Program (or “AIP”) provides for annual cash incentive awards to our NEOs based on the achievement of corporate and individual performance objectives during the calendar year. For the AIP, the Committee establishes: (i) the corporate performance objectives and individual performance objectives that will apply to each executive officer, which may be six- or twelve-month objectives; (ii) the target levels of performance for the corporate and individual objectives; and (iii) the individual target award opportunities. By reviewing certain performance objectives with six-month periods, the Committee retains the ability to make adjustments as necessary to reflect changing business conditions and corporate objectives.

The specific performance objectives and their relative weightings are selected based upon the recommendations of Mr. Newberry and the determinations of the Committee to reflect important measures of Company performance during the applicable calendar year.

The Committee establishes the target levels for the corporate and individual performance objectives so that they will be challenging but achievable based on expected levels of performance from our executive officers, and so that below-expected performance will reduce the amount of an executive officer’s incentive payments. Target levels are set such that very strong performance is required to earn payments above the target award opportunity. For example, for CY 2006, AIP payments ranged from 1.9 to 2.05 times target amounts and for CY 2007, they ranged from 1.61 to 1.8 times target amounts. In both of these years, Company performance was exceptional. By contrast, for CY 2008, AIP payments averaged 0.4 times target amounts, reflecting the Company’s performance in the deteriorating economy. Even if Company and individual performance against specific objectives are strong, payments at or above target are not automatic. The Committee may exercise its discretion to reduce (but not increase) the amount of any incentive payment.

For calendar year 2008, AIP awards were determined for the NEOs using the framework of:

Target AIP Award (A)	X	Corporate Factor (B)	X	Individual Factor (C)	=	Incentive Payment (D)

where:

(A)	The target AIP award represents a percentage of each executive officer’s annual eligible base earnings translated to a dollar amount. In February 2008, the Committee approved the following target AIP award opportunities for CY 2008 for the NEOs:

Stephen G. Newberry	125%
Ernest E. Maddock	80%
Richard A. Gottscho	75%
Martin B. Anstice	81%*
Abdi Hariri	70%

*	Target AIP award was increased from 80% to 85% upon promotion to Executive Vice President and COO. This amount reflects the prorated target for 2008.

The maximum potential AIP incentive payment was capped at 2.25 times the target. The differences in target annual cash incentive award opportunities among the NEOs were determined based on job scope and responsibilities, as well as an assessment of competitive compensation data from the Peer Group.

(B)	The CY 2008 corporate performance factor was set in February 2008 for the first half of the year. The factor was based on ongoing operating income as a percentage of revenue. The minimum percentage required to earn any incentive payment was 8%, and no additional incentive payment was earned for performance over 34%. Between those levels, the corporate performance factor varied from 0 to 1.5, based on actual results. The corporate performance factor was reviewed by the Committee in August 2008, and was set to be the same for the second half of the year as for the first half.

(C)	Individual performance factors were measured on the basis of quantitative and qualitative metrics that varied by each NEO with a payment factor of 0 to 1.5 times target based on the actual performance level. Individual performance factors were set in February 2008 for the entire year. The metrics for Mr. Newberry’s individual performance were:

1. Achieve Etch Market Share (25% Weight)	A sliding scale from 0 to 150% depending on an internal market share calculation.

2. Achieve New Market and New Product Revenue (10% weighting)	A sliding scale from 0 to 150% depending on the revenue received in certain new markets and on certain new products.

3. Achieve Revenue and Gross Margin (30% weighting)	A sliding scale from 0 to 150% with the 50% point at $2.35 billion in revenue and a 44% gross margin, and the 150% point at $3 billion in revenue and 48% gross margin.

4. Achieve Cash from Operations (35% weighting)	A sliding scale from 0 to 150% with the 50% point at 17.5% of revenue converting into cash from operations and the 150% point at 25% of revenue converting into cash from operations.

The metrics for the other NEOs fall into the following categories and weightings, which focus on the performance of their functional organizations, and which determined each NEO’s individual performance factor:

Category	Anstice	Maddock	Gottscho	Hariri
Organization Financial Performance	45.0%	27.5%	20.0%	50.0%
Business Process Improvement	35.0%	62.5%	N/A	42.5%
Etch Market Share Gain	N/A	N/A	20.0%	N/A
Organizational Capability	20.0%	10.0%	N/A	7.5%
Product Development	N/A	N/A	60.0%	N/A

(D)	Incentive payments are based on performance against the corporate and individual factors and, as approved by the Committee in February 2009, were as follows for the NEOs:

Named Executive Officer	Target AIP Award ($)	Corporate Factor Result	Individual Factor Result	Annual Incentive Payment
Stephen G. Newberry	$1,000,000	0.40	0.75	$300,000
Ernest E. Maddock	$334,400	0.40	1.06	$141,786
Richard A. Gottscho	$267,115	0.40	1.07	$114,325
Martin B. Anstice	$330,469	0.40	1.02	$134,831
Abdi Hariri	$218,481	0.40	1.00	$87,392

The Committee exercised its discretion to reduce the corporate performance factor result for CY 2008. The ongoing operating income as a percentage of revenue result was 21.8% and 9.5% for the first and second halves of the calendar year, respectively. This resulted in a corporate performance factor of 0.80 for the first half of the year and 0.15 for the second half of the year. The average of the two factors equals a corporate performance factor of 0.48 for the entire year. Due to the economic climate at the end of CY 2008, Mr. Newberry recommended, and the Committee approved, reducing the corporate performance factor for the second half of CY 2008 to zero; thus, the corporate performance factor for the full calendar year was reduced to 0.40.

For purposes of the individual factor, Mr. Newberry evaluated each NEO’s performance (other than his own) against their individual goals and made a recommendation to the Committee. The Committee evaluated Mr. Newberry’s achievement of his individual performance goals, as follows, and this recommendation was reviewed and adopted by the independent members of the Board:

Metric	Weighting	Performance Result	Weighted Result
Etch Market Share	25%	100%	0.25
New Market and New Product Revenue	10%	50%	0.05
Revenue and Gross Margin	30%	67%	0.20
Cash from Operations	35%	70%	0.25
Total	100%		0.75

For calendar year 2009, in February 2009, the Committee reviewed the AIP structure in light of then-current economic conditions. The objective of the review was to provide our NEOs with appropriate incentives to achieve corporate and individual performance goals that focused on actions that will benefit the Company when the business environment improves. For CY 2009, there are no changes to NEO target award opportunities from CY 2008, except that the AIP award opportunities are applied to base earnings as affected by the salary reductions noted earlier.

The Committee approved the following changes to the AIP structure for CY 2009:

•

Corporate and individual performance factors are calculated independently of each other. The corporate factor is weighted 100% for Messrs. Newberry and Anstice. For the other NEOs, the corporate performance factor is weighted 50% and individual performance factors are weighted 50%.

•

The corporate performance factor consists of four measures: a metric related to ongoing operating cash flow (“ongoing operating cash flow”); Etch products market share; Clean products market share; and Customer Support Business Group (“CSBG”) contributed profit.

•

The weighting of each measure varies by executive depending on the executive’s area of responsibility and degree of influence with respect to each metric, as follows (table also includes weighting of individual factors):

Named Executive Officer	Corporate Factor
	Ongoing Operating Cash Flow	Etch Market Share	Clean Market Share	CSBG Contributed Profit	Individual Factor	Total
Stephen G. Newberry	50%	25%	15%	10%	0%	100%
Ernest E. Maddock	25%	12.5%	7.5%	5%	50%	100%
Richard A. Gottscho	25%	20%	0%	5%	50%	100%
Martin B. Anstice	50%	25%	15%	10%	0%	100%
Abdi Hariri	25%	12.5%	7.5%	5%	50%	100%

•	The individual factor category metrics and weightings for Messrs. Maddock, Gottscho and Hariri are as follows:

Category	Maddock	Gottscho	Hariri
Organization Financial Performance	15%	35%	35%
Business Process Improvement	60%	N/A	40%
Etch Market Share	N/A	30%	N/A
Organizational Capability	25%	N/A	25%
Product Development	N/A	35%	N/A

•	For purposes of determining the incentive payments, the corporate and individual performance factors may range from 0 to 1.2, reduced from 1.5 in 2008.

•	The maximum total incentive payment is capped at 1.0 times the target award opportunity, reduced from 2.25 in CY 2008.

•	The Committee reserves the right to settle any AIP payments for CY 2009 either in cash, Company stock, or any combination of cash and Company stock.

Long-Term Incentive Program (LTIP). We believe that long-term incentive awards are an important element of our executive compensation program. From CY 2006 through CY 2008, we used cash-based awards as our primary long-term incentive compensation vehicle under the Multi-Year Incentive Program. The structure of the MYIP, which is described in more detail below, is intended to provide competitive levels of cash compensation to our senior executives while:

•	Allowing us to accrue compensation expense during the period in which performance objectives are met;

•	As a non-equity program, minimizing the dilution of our stockholders; and

•

Encouraging the retention of our senior executives by generally requiring continuous employment through the award determination date under the program (“Award Determination Date”), which, typically, is approximately two years following the start of the performance period.

In addition to the MYIP, the Committee, in its discretion, occasionally used equity awards under our 2007 Stock Incentive Plan for our executive officers, including the NEOs. Awards have historically been stock options or RSUs, and have been granted on an individual basis to provide competitive long-term incentives and to reward behaviors that result in long-term stockholder value growth. For example in 2008, the Committee granted Dr. Gottscho an RSU award covering a total of 13,000 shares of our common stock that will vest in 2010. Of this total amount, 8,000 shares vest subject to the achievement of defined performance criteria relating to Etch products market share and his continued employment with us through that date. The remaining 5,000 shares were awarded to enhance the retention of Dr. Gottscho and thus vest subject only to his continued employment. No other NEO received an equity award in calendar year 2008.

In February 2009, management recommended, and the Committee approved, a change to how long-term incentive compensation would be delivered. The Committee established the Long-Term Incentive Program and made awards for CY 2009 as follows:

•	50% of the target long-term incentive award was granted as a cash award to be earned under the MYIP;

•	50% of the target long-term incentive award was granted in equity, a mix of RSUs and stock options.

These changes were made based on the Committee’s desire to enhance the link between our executive officers’ interests and those of our stockholders, conserve Company cash reserves, promote the retention of our executives through the downturn and into a recovery, and reflect Peer Group practices, which include a substantial equity component in their long-term incentive compensation programs.

Multi-Year Incentive Program. The MYIP is a long-term cash incentive program designed to reward our senior executives for performance and stock price appreciation over a performance period. The Committee establishes individual target award opportunities at the beginning of each MYIP cycle based on job scope and responsibilities, an evaluation of the executive’s performance, and an assessment of competitive compensation data from the Peer Group. The performance objectives and metrics are established every six months during the MYIP cycle. By reviewing performance objectives and metrics every six months, the Committee retains the ability to make adjustments as necessary to reflect changing business conditions and corporate objectives and to allow for potential payments to be appropriately aligned with performance. For example, the performance factor for the 2007 and 2008 MYIP cycles was ongoing operating income, and it was changed to a metric related to ongoing operating cash flow for the 2009 MYIP in response to changing business conditions.

The MYIP operates over a two-year performance cycle. For example, the 2008 MYIP covers performance over calendar years 2008 and 2009. A new MYIP cycle typically commences at the beginning of each calendar year and lasts for two calendar years, as illustrated below:

Three MYIP cycles affected NEO compensation during fiscal year 2009, as shown in the following table:

MYIP Cycle	Performance Period	Award Determination Date	Eligible NEOs
2007	January 2007 – December 2008	February 2009	All (except Gottscho)*
2008	January 2008 – December 2009	February 2010	All
2009	January 2009 – December 2010	February 2011	All

*	Dr. Gottscho received an RSU award in January 2007 covering 8,400 shares in lieu of participation in the 2007 MYIP cycle.

Calculated award amounts may be increased (but may not be decreased) if our stock price exceeds a benchmark level set at the beginning of the respective MYIP cycle. This is intended to allow our executives to participate along with our investors in stock price appreciation resulting from strong financial and operating performance results. The specific formula is described in subparagraph (C) below.

The Committee measures actual performance under the performance factor metrics on a quarterly basis and computes the potential payment attributable to that fiscal quarter’s performance at the end of each quarter during a MYIP cycle. To receive a payment under a MYIP cycle, generally an executive officer must be continuously employed by us through the Award Determination Date, the date on which the Committee determines the actual award amounts under the applicable cycle. The Award Determination Date is typically in February of the year following completion of the MYIP cycle; e.g., in February 2009 for the 2007 MYIP with covered performance in calendar years 2007 and 2008.

The 2007 MYIP can be summarized by the following formula:

Target Award as % of Operating Income Target (A)	X	Ongoing Operating Income (B)	X	Stock Price Modifier (C)	=	Quarterly Accrual (D)

where:

(A)	The individual target award percentage is the percentage of ongoing operating income each participant is targeted to receive under the program. To determine this percentage, the Committee established a target dollar opportunity at the beginning of the cycle for each participant. One-half of this target dollar amount was divided into the operating income target for each year of the MYIP cycle. For the 2007 cycle, the target dollar amounts and target awards as a percent of ongoing operating income were as follows, based on an ongoing operating income target of $562,500,000 and $528,750,000 for calendar years 2007 and 2008, respectively:

Named Executive Officer	Target Dollar Amount	Target Award as % of CY07 Operating Income Target	Target Award as % of CY08 Operating Income Target
Stephen G. Newberry	$3,575,000	0.32%	0.34%
Ernest E. Maddock	$1,347,500	0.12%	0.13%
Richard A. Gottscho	N/A	N/A	N/A
Martin B. Anstice	$1,485,000	0.13%	0.14%
Abdi Hariri	$1,100,000	0.10%	0.10%

The maximum potential MYIP incentive payment for the 2007 MYIP cycle was capped at 2.5 times the target dollar amount.

(B)	Ongoing operating income is the Company’s ongoing operating income as a percentage of revenue for the performance period. For 2008, it represents ongoing operating income as a percentage of Company revenues for the total Company for Mr. Newberry and ongoing operating income as a percentage of Company revenues without the inclusion of the partial-year results from the Company’s acquisition of SEZ Holdings AG for the rest of the NEOs.

(C)	The stock-price modifier is a ratio of the market price of our common stock over the 50 trading day trailing average as of the end of each fiscal quarter to the 200 trading day trailing average as of the end of the year preceding the beginning of the respective MYIP cycle; however, the modifier cannot be less than 1.0.

(D)	The quarterly accrual is the product of the individual target MYIP award percentage, ongoing operating income and stock-price modifier. This determination is made each quarter of the MYIP cycle with payout occurring at the end of the cycle if approved by the Committee, subject to the NEO’s continued employment. In February 2009, the Committee reviewed the calculated amounts and authorized payments to our executive officers, including the NEOs, under the 2007 MYIP. The individual target award opportunities for and amounts earned by the NEOs under the 2007 MYIP were:

Named Executive Officer	Target Award Opportunity	Award Payout	Award Payout as a Percentage of Award Opportunity
Stephen G. Newberry	$3,575,000	$3,680,964	103.0%
Ernest E. Maddock	$1,347,500	$1,437,183	106.7%
Martin B. Anstice	$1,485,000	$1,583,835	106.7%
Abdi Hariri	$1,100,000	$1,173,211	106.7%

Mr. Newberry’s award payout percentage is less than the other NEOs’ awards because, as described above, for purposes of determining his MYIP award, the SEZ business was included in the determination of ongoing operating income results and for the other NEOs it was not.

During CY 2007, the stock-price modifier positively affected the amounts calculated and accrued for payment under the 2007 MYIP. The stock-price modifier did not affect the amounts calculated and accrued under the 2007 MYIP during CY 2008. In addition, while the last quarter of the 2007 cycle would have resulted in an accrual under the terms of the MYIP, Mr. Newberry recommended, and the Committee approved, reducing the accrual to zero due to the economic climate at the end of CY 2008.

In February 2008, the Committee approved the 2008 MYIP cycle covering calendar years 2008 and 2009. For the CY 2008 portion of the 2008 MYIP, the MYIP operated in the same manner as the 2007 MYIP, except that the target dollar amounts for the 2008 cycle were modified as follows, based on the factors described in the first paragraph of “Multi-Year Incentive Program,” above.

Named Executive Officer	Target Dollar Amount	Target Award as % of CY 08 Operating Income Target*
Stephen G. Newberry	$4,000,000	0.38%
Ernest E. Maddock	$1,352,000	0.13%
Richard A. Gottscho	$1,260,000	0.12%
Martin B. Anstice	$1,500,000	0.14%
Abdi Hariri	$1,102,500	0.10%

*	Based on operating income target of $528,750,000 for CY 2008.

For the CY 2009 portion of the 2008 MYIP, the Committee approved the following changes in February 2009:

•

The performance factor was changed to ongoing operating cash flow (in the same manner as the performance factor was changed for the AIP, as described earlier) as the Committee believes that this metric represents the best indicator of our corporate performance given the economic uncertainties and their impact on our business, the Company’s goal of conserving cash reserves and the Committee’s desire to reward our executives for achieving objectives in the current year that position the Company for long-term success. The Committee approved use of this metric for the first half and the second half of calendar year 2009.

•	The determination of the quarterly accrual was changed to the following formula:

Prorated Target MYIP Award (A)	X	Ongoing Operating Cash Flow Pay Factor (B)	X	Stock Price Modifier (C)	=	Quarterly Accrual (D)

where:

(A)	The prorated target MYIP award is each executive officer’s target MYIP dollar amount for the 2008 MYIP cycle divided by eight.

(B)	The ongoing operating cash flow pay factor is the percentage to be applied to the prorated target MYIP award. The payout factor is a sliding scale from 0% to 120% based on the Company’s performance against the ongoing operating cash flow goal for calendar year 2009.

(C)	The stock-price modifier operates as described in subparagraph (C) above, relating to the 2007 MYIP cycle.

(D)	The quarterly accrual is the product of the prorated target MYIP award, ongoing operating cash flow pay factor and stock-price modifier. This determination is made each quarter of the MYIP cycle with payout occurring at the end of the cycle, subject to the NEO’s continued employment.

In February 2009, the Committee approved the 2009 MYIP cycle covering calendar years 2009 and 2010. For calendar year 2009, the MYIP operates in the same manner as the calendar year 2009 portion of the 2008 MYIP, except that the target dollar amounts for the 2009 cycle were modified as follows, based on the factors described in the first paragraph of “Multi-Year Incentive Program,” above:

Named Executive Officer	Target Dollar Amount
Stephen G. Newberry	$2,000,000
Ernest E. Maddock	$800,000
Richard A. Gottscho	$630,000
Martin B. Anstice	$875,000
Abdi Hariri	$625,000

These amounts represent one-half of the total long-term incentive award opportunity for calendar year 2009 because of the change in approach to deliver long-term incentive compensation awards to our executive officers, including the NEOs, as follows: 50% of the total target award was granted pursuant to the MYIP and 50% of the total target award was granted in stock options and RSUs.

2009 Equity Awards. Each NEO received, on February 26, 2009, a grant of RSUs and a stock option grant. The number of RSUs granted equals one-half of the target dollar amount shown in the table below divided by $20.21, the closing price of the Company’s common stock on the grant date. Each NEO also was granted a stock option covering 2.5 shares of the Company’s common stock for each RSU granted. The stock options have an exercise price equal to $20.21, the closing price of the Company’s common stock on the grant date, and have a five-year term. The RSUs and options will vest on the second anniversary of the grant date.

The equity awards for the NEOs were as follows:

Named Executive Officer	Target Dollar Amount	Stock Option Awards	Restricted Stock Units Award
Stephen G. Newberry	$2,000,000	123,700	49,480
Ernest E. Maddock	$800,000	49,480	19,792
Richard A. Gottscho	$630,000	38,965	15,586
Martin B. Anstice	$875,000	54,120	21,648
Abdi Hariri	$625,000	38,658	15,463

Employment/Change of Control Arrangements

We entered into an employment agreement with Mr. Newberry (the “2003 Newberry Agreement”) effective January 1, 2003, which continued in effect until July 2009 pursuant to an automatic one-year renewal provision. The change of control arrangements under the agreement are are more fully described in “Potential Payments upon Termination of Employment or Change of Control” below.

We entered into the 2003 Newberry Agreement to: (i) document the terms and conditions of Mr. Newberry’s employment and (ii) encourage the retention of our Chief Executive Officer.

In July 2009, and in furtherance of the objectives stated above, the independent members of our Board of Directors, upon the recommendation of the Committee, authorized the Company to enter into a new employment agreement with Mr. Newberry (the “2009 Newberry Agreement”). The Committee also asked Compensia to review Peer Group practices with respect to employment agreements with other executive officers. As a result of that review, the Committee also approved employment agreements with Messrs. Anstice and Maddock and change of control agreements with our other executive officers, including Dr. Gottscho and Mr. Hariri.

Employment Agreements. The Company and Mr. Newberry entered into the 2009 Newberry Agreement effective July 1, 2009. The agreement provides that Mr. Newberry shall serve as the Company’s President and Chief Executive Officer for a term commencing on July 1, 2009 and ending on June 30, 2012, subject to the right of the Company or Mr. Newberry, under certain circumstances, to terminate the agreement prior to June 30, 2012, and provided that Mr. Newberry’s employment will terminate immediately upon his death or disability (as defined in the 2009 Newberry Agreement).

Under the agreement, Mr. Newberry will receive a base salary of $800,000 per year ($660,000 per year while the Company’s current executive salary reduction program remains in effect), subject to annual adjustment at the discretion of the independent members of the Board. Mr. Newberry is also entitled to participate in any short-term or long-term variable compensation programs offered by the Company to its executive officers generally, subject to the applicable terms and conditions of those programs and the approval of the independent members of the Board, and to participate in the Company’s Elective Deferred Compensation Plan. Mr. Newberry receives other benefits, such as health insurance, vacation, and benefits under other plans and programs generally applicable to executive officers of the Company.

If an Involuntary Termination (as defined in the 2009 Newberry Agreement) of Mr. Newberry’s employment occurs, other than in connection with a change of control (as defined in the agreement), Mr. Newberry will be entitled to:

(1)	a lump-sum cash payment equal to 18 months of his then-current base salary (without giving effect to any salary reduction program currently in effect), plus an amount equal to the average of the last five annual payments made to Mr. Newberry under the Company’s Annual Incentive Program or any predecessor or successor programs (the “Short Term Program,” and such average, the “Short Term Program Average”), plus an amount equal to the amount that he would have earned under the Short Term Program for the calendar year in which his employment is terminated multiplied by the number of full months worked in that calendar year divided by 12 (the “Pro-Rated Short Term Program Amount”);

(2)	payment of any amounts accrued as of the date of termination under any long-term cash-based variable compensation programs of the Company (the “Long Term Cash Programs”), the payment of which generally occurs during February of a calendar year with respect to incentive programs relating to the prior calendar year;

(3)	certain medical benefits; and

(4)	vesting, as of the date of termination, of a pro rata portion (based on time of service) of the unvested stock option or RSU awards granted to Mr. Newberry at least twelve months prior to the termination date.

If a change of control of the Company (as defined in the agreement) occurs during the period of Mr. Newberry’s employment, and if there is an Involuntary Termination of Mr. Newberry’s employment either in contemplation of or within the 12 months following the change of control, Mr. Newberry will be entitled to:

(1)	a lump-sum cash payment equal to 18 months of Mr. Newberry’s then-current base salary (without giving effect to any salary reduction program currently in effect), plus an amount equal to the Short Term Program Average, plus an additional amount equal to the Pro-Rated Short Term Program Amount;

(2)	certain medical benefits;

(3)	vesting, as of the date of termination, of the unvested stock option or RSU awards granted to Mr. Newberry prior to the change of control; and

(4)	payment of any amounts accrued as of the change of control under the Long Term Cash Programs, plus an amount equal to the remaining target amount under the Long Term Cash Programs.

If Mr. Newberry’s employment is terminated due to disability or in the event of his death, Mr. Newberry (or his estate) will be entitled to:

(1)	a lump-sum cash payment equal to 12 months of his then-current base salary (without giving effect to any salary reduction program currently in effect) less, in the case of his death, certain insurance payments, plus the Pro-Rated Short Term Program Amount;

(2)	payment of any amounts accrued as of the date of termination under the Long Term Cash Programs (the payment of which generally occurs during February of a calendar year with respect to incentive programs relating to the prior calendar year);

(3)	certain medical benefits (in the case of Mr. Newberry’s death, benefits to which his dependents are entitled); and

(4)	vesting, as of the date of termination, of at least 50% of the unvested stock option or RSU awards granted to Mr. Newberry prior to the date of termination (or a pro rata amount, based on period of service, if greater than 50%).

If Mr. Newberry voluntarily resigns, he will be entitled to no additional benefits, and stock options and RSUs will cease to vest on the termination date and, for stock options, will be cancelled unless they are exercised within ninety days after the termination date.

The 2009 Newberry Agreement also subjects Mr. Newberry to customary confidentiality and non-competition obligations during the term of the agreement, and non-solicitation obligations for a period of six months following the termination of his employment. The agreement also requires Mr. Newberry to execute a release in favor of the Company to receive the payments described above.

The terms of Mr. Anstice’s agreement are substantively similar to those of the 2009 Newberry Agreement, with the following material differences: Mr. Anstice shall serve as an Executive Vice President of the Company and will receive a base salary of $450,000 ($393,750 per year while the Company’s executive salary reduction program remains in effect), subject to annual adjustment at the discretion of the Committee.

The severance terms of Mr. Anstice’s agreement are generally similar to those of the 2009 Newberry Agreement, provided that (1) Mr. Anstice will receive 12 months of base salary instead of 18 months in the event of his Involuntary Termination; (2) instead of a payment of the full Short Term Program Average, he will receive a payment of 50% of the Short Term Program Average; and (3) in the event of death or disability, Mr. Anstice will not be entitled to any payment based on his base salary. The change of control terms of Mr. Anstice’s agreement are generally similar to those of the 2009 Newberry Agreement, provided that Mr. Anstice will receive 12 months of base salary instead of 18 months in the event of his Involuntary Termination.

The terms of Mr. Maddock’s agreement are substantively similar to those of Mr. Anstice’s agreement, with the following material differences: Mr. Maddock shall serve as a Senior Vice President of the Company and will receive a base salary of $440,000 ($385,000 per year while the Company’s executive salary reduction program remains in effect), subject to annual adjustment at the discretion of the Committee.

Change of Control Agreements. We entered into change of control agreements with Mr. Hariri and Dr. Gottscho, which provide that, if a change of control (defined as in the 2009 Newberry Agreement) of the Company occurs during the period of employment of the applicable executive officer under the change of control agreement, and there is an Involuntary Termination (defined as in the 2009 Newberry Agreement) of the executive officer’s employment, the executive officer will be entitled to payments and benefits substantively similar to those contained in the change of control provisions of Messrs. Anstice and Maddock’s agreements.

The change of control agreements contain confidentiality, non-competition, and non-solicitation terms that are substantively similar to those of Messrs. Anstice and Maddock’s agreements, and require Mr. Hariri and Dr. Gottscho to execute releases in favor of the Company to receive the payments described in the previous paragraph.

Equity Plans. In addition to the above, certain of our stock plans provide for accelerated benefits after certain events. While the applicable triggers under each plan vary, these events generally include: (i) a merger or consolidation in which Lam Research is not the surviving entity, (ii) a sale of substantially all of Lam’s assets, including a liquidation or dissolution of the Company, or (iii) a change in the ownership of more than 50% of our outstanding securities by tender offer or similar transaction. After a designated event, the vesting of some or all of awards granted under these plans may be immediately accelerated in full, or certain awards may be assumed, substituted, replaced or settled in cash by a surviving corporation or its parent. The specific treatment of awards in a particular transaction will be determined by the Board and/or the terms of the applicable transaction documents.

Potential Payments Upon Termination or Change of Control

2003 Newberry Agreement. The Company and Mr. Newberry entered into the 2009 Newberry Agreement effective July 1, 2009, as described above. This agreement replaces the 2003 Newberry Agreement. In this section, we are required to report amounts that would have been payable to Mr. Newberry assuming the termination of his employment at our June 28, 2009 fiscal year end, which was just prior to the effective date of the new agreement. Accordingly, the table below provides an estimate of the amount that would have been paid out upon his termination as of June 28, 2009 per the 2003 Newberry Agreement.

The 2003 Newberry Agreement provided that in the event of a change of control of the Company followed by either involuntary termination or the acceptance of a position of materially lesser authority or responsibility offered to Mr. Newberry by the Company, or if the Company was acquired by another entity so that there was no market for the Common Stock of the Company and the acquiring entity did not provide options comparable to unvested stock options held by Mr. Newberry, all unvested stock options granted to Mr. Newberry would have automatically accelerated in full so as to become fully vested. Mr. Newberry would have had two years from the date of termination in which to exercise such options.

If Mr. Newberry’s employment was involuntarily terminated without cause, he would have been entitled to receive a lump sum payment equal to 15 months of his then-annual base compensation, and he would receive annually any benefits under the Executive Retirement Medical and Dental Plan for which he qualified following the date of termination. If Mr. Newberry had resigned voluntarily, he would not have been entitled to receive any severance benefits under the 2003 Newberry Agreement, with the exception of the benefits that he would have qualified for under the Executive Retirement Medical and Dental Plan. In the event of Mr. Newberry’s death, his estate would have been entitled to receive an amount equal to Mr. Newberry’s annual base salary payable in a lump sum. If Mr. Newberry became disabled, he would have been entitled to receive his base salary for a period of 12 months from the date disability was certified, as well as any annual incentive plan payments earned prior to the effective date of disability. Additionally, in the event of Mr. Newberry’s death or if he became disabled, any stock options granted before the effective date of termination would have accelerated such that 50% of the unvested shares were immediately vested and exercisable. Mr. Newberry (or his estate) would have had two years from the date of termination in which to exercise such options.

Potential Payments to Mr. Newberry upon Termination or Change of Control as of June 28, 2009 (under 2003 Newberry Agreement)*

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$800,000	$—	$1,000,000	$—
Short-term Incentive	$—	$—	$—	$—	$—
Long-term Incentives:
2007-2008 MYIP	$—	$—	$—	$—	$—
2008-2009 MYIP	$—	$—	$—	$—	$—
2009-2010 MYIP	$—	$—	$—	$—	$—
Stock Options (Unvested and Accelerated)	$—	$322,636	$—	$—	$807,253
Restricted Stock Units (Unvested and Accelerated)	$—	$—	$—	$—	$—
Benefits and Perquisites
Health Benefit Continuation	$78,000	$78,000	$—	$78,000	$78,000
Total	$78,000	$1,200,636	$—	$1,078,000	$885,253
*	As noted previously, Mr. Newberry’s employment is now governed by the 2009 Newberry Agreement described above under “Employment/Change of Control Arrangements.” That agreement provides different termination benefits than the 2003 Newberry Agreement.

Medical and Dental Coverage. The Company provides post-retirement medical and dental insurance coverage for eligible former executive officers and members of our Board of Directors under the Executive Retirement Medical and Dental Plan as described elsewhere in this Proxy Statement. Annually, Lam Research has an independent actuarial valuation of this post-retirement benefit conducted in accordance with the methodology prescribed by the Statement of Financial Accounting Standards 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (SFAS No. 106). The most recent valuation conducted in June 2009 valued Lam’s accumulated post-retirement benefit obligation for the NEOs as shown in the table below:

Name	FY 2009
Stephen G. Newberry	$78,000
Ernest E. Maddock	$86,000
Richard A. Gottscho	$75,000
Martin B. Anstice	$28,000
Abdi Hariri	$83,000

In addition, certain of our stock incentive plans and the Lam Research Corporation Employee Stock Purchase Plan (the “ESPP”) provide for accelerated benefits after certain events as discussed above.

Other Executive Compensation Plans

Elective Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan, the Elective Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including our executive officers (and the NEOs), to voluntarily defer receipt of all or a portion of their base salary and all or a portion of certain long- or short-term incentive compensation payments until the date or dates elected by the participating employee, thereby allowing the employee to defer current taxation on such amounts. The EDCP is offered to eligible employees to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as Lam’s 401(k) Plan. Further, we offer the EDCP as a competitive practice to enable us to attract and retain top talent.

Health and Welfare Benefits. Except as discussed in this section, our executive officers, including the NEOs, are eligible to receive health and welfare benefits, including medical, disability, and life insurance coverage, on the same basis as all of our employees. All of our employees, including the NEOs, are also eligible to receive Company contributions that match a certain percentage of their contributions to the 401(k) Plan. In addition, we provide a Company contribution to the EDCP in lieu of matching contributions to the 401(k) Plan for our NEOs who participate in the EDCP.

We provide certain additional benefits to our executive officers, including the NEOs, that are not generally available to our other employees, including the payment of premiums for supplemental long-term disability insurance, executive dental insurance coverage, and an executive medical reimbursement program that reimburses an executive officer’s payment of medical co-insurance and co-payments, and vision care expenses.

We also provide a program to pay for post-retirement medical and dental insurance coverage for eligible former executive officers and members of our Board of Directors (“Executive Retirement Medical and Dental Plan”). To be eligible, an individual must have served at the position of vice president or above or as a member of the Board of Directors, be at least age 55 at the time of his or her retirement, and have at least five years of continuous service with Lam Research. An executive officer or director must be enrolled in our United States group medical and dental plans at the time of his or her retirement. When the retiree or spouse of a retiree reaches age 65, he or she is required to enroll in Medicare (Parts A and B), which would be the primary payer for the participant’s health insurance coverage. This benefit also covers the retiree’s spouse at the time of retirement for his or her lifetime, as well as dependent children until the age of 19 (or 24 if a full-time student). This benefit ceases if the retiree becomes employed by one of our competitors after leaving active service with us. We provide this benefit to our executive officers and members of our Board of Directors to further the long-term retention of their services and provide a disincentive to compete against us later.

Perquisites and Other Personal Benefits. Historically, we have not provided perquisites or other personal benefits to our executive officers, including the NEOs, and we did not do so in fiscal 2009.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid to our Chief Executive Officer and any of our three other most highly compensated executive officers (other than our Chief Financial Officer) in a single tax year. Generally, compensation in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

In determining which components of compensation are to be paid, and how they are weighted, we take into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m).

In fiscal 2004, we adopted the Executive Incentive Plan (“EIP”) with a structure intended to provide for the deductibility of awards granted under the EIP. Accordingly, during fiscal 2009, the annual incentive awards and all MYIP awards to our NEOs were granted under the EIP in order to qualify for deductibility under Section 162(m). However, salaries are not considered performance-based compensation for purposes of Section 162(m).

Compensation income realized upon the exercise of stock options or vesting of RSUs granted under our stock incentive plans generally will be deductible if the awards are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. However, compensation associated with RSUs will not be considered performance-based compensation for the purposes of Section 162(m) unless vesting is based on specific performance goals rather than based on continued employment.

The Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and the advisability of qualifying our executive compensation for deductibility of such compensation. The Committee’s policy is to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable and if the Committee believes it is in the best interests of the Company and its stockholders.

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers or directors of a corporation who hold significant equity interests, and certain other service providers, may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of the corporation that exceeds certain prescribed limits. The corporation or its successor may also forfeit a deduction on the amounts subject to this additional tax.

Pursuant to the 2003 Newberry Agreement, we agreed to provide Mr. Newberry with a “gross-up” tax reimbursement payment if, as a result of a change of control of the Company, he incurred a tax liability as a result of the application of Sections 280G and 4999. This provision was omitted from the employment agreement that we entered into with Mr. Newberry in July 2009. Except as described above, we did not provide any of our executive officers, including any NEO, any director, or any other service provider with a “gross-up” or other reimbursement payment for any tax liability that the individual might owe as a result of the application of Sections 280G or 4999 during fiscal 2009, and we have not agreed and are not otherwise obligated to provide any individual with such a “gross-up” or other reimbursement.

Internal Revenue Code Section 409A. Section 409A of the Code imposes significant additional taxes on an executive officer, director, or service provider that receives “deferred compensation” that is within the scope of Section 409A. Among other things, Section 409A applies to the MYIP, the EDCP, certain equity awards, and severance arrangements.

To assist our employees in avoiding additional taxes under Section 409A, we have structured the MYIP, the EDCP, and our equity awards in a manner intended to qualify them for exclusion from Section 409A. In this regard, in December 2008, the Committee amended the EDCP both with respect to the period ending on December 31, 2004 and all periods ending thereafter, as well as the 2003 Newberry Agreement and other plans, programs, policies, and arrangements that provide payments and benefits to our service providers, to remove them from the scope of Section 409A.

Accounting for Stock-Based Compensation. Since fiscal 2006, we have followed Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”) for our stock options and other stock-based awards. SFAS 123(R) requires companies to calculate the grant date “fair value” of their stock option grants and other equity awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below. SFAS 123(R) also requires companies to recognize the compensation cost of its stock option grants and other stock-based awards in their income statements over the period that an employee is required to render service in exchange for the option or other equity award.

COMPENSATION COMMITTEE REPORT

The purposes of the Compensation Committee are to assist the Board in the discharge of its responsibilities with respect to compensation for the Company’s executive officers and independent directors, report annually to the Company’s stockholders on executive compensation matters, administer the Company’s equity-based compensation plans, and take or cause to be taken such other actions and address such other matters as the Board may from time to time authorize the Committee to undertake or assume responsibility.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Robert M. Berdahl

Jack R. Harris

Grant M. Inman

Patricia S. Wolpert

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During fiscal 2009, the Compensation Committee consisted of Board members Berdahl, Harris and Wolpert (who served the entire fiscal year), Mr. Elkus (who served from July 2008 to February 2009) and Mr. Inman (who joined the Committee in February 2009). None of the Committee members have ever been officers or employees of Lam Research. No interlocking relationship exists or existed during fiscal 2009 between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($) (18)	All Other Compensation ($) (19) (20)	Total ($)
Stephen G. Newberry	2009	$746,154	$0	$167,122	$161,982	$1,550,036	(3)	$0	$9,876	$2,635,170
President and Chief	2008	$800,000	$0	$0	$0	$6,260,949	(4)	$0	$9,260	$7,070,209
Executive Officer	2007	$759,039	$0	$0	$3,013	$7,588,859	(5)	$808	$19,602	$8,371,321

Ernest E. Maddock	2009	$412,846	$0	$66,849	$64,793	$687,125	(6)	$0	$10,794	$1,242,407
Senior Vice President and	2008	$405,231	$0	$0	$0	$2,321,231	(7)	$0	$14,747	$2,741,209
Chief Financial Officer	2007	$383,174	$0	$0	$2,681	$3,369,508	(8)	$3	$22,233	$3,777,599

Richard A. Gottscho	2009	$346,154	$0	$753,811	$51,024	$495,880	(9)	$0	$14,539	$1,661,408
Group Vice President and	2008	$346,538	$0	$774,846	$0	$699,734	(10)	$0	$15,496	$1,836,615
General Manager, Etch Business	2007	$327,692	$0	$747,356	$1,194	$419,207	(11)	$729	$23,863	$1,520,041

Martin B. Anstice	2009	$415,865	$0	$73,117	$70,869	$733,090	(12)	$0	$15,767	$1,308,708
Executive Vice President and	2008	$386,538	$0	$0	$0	$2,523,046	(13)	$0	$16,148	$2,925,733
Chief Operating Officer	2007	$353,077	$0	$0	$479	$4,189,847	(14)	$0	$25,744	$4,569,147

Abdi Hariri	2009	$302,885	$0	$52,227	$50,622	$494,275	(15)	$0	$12,167	$912,176
Group Vice President,	2008	$304,904	$0	$0	$0	$1,826,383	(16)	$0	$17,959	$2,149,246
Global Operations	2007	$283,173	$0	$0	$1,028	$2,728,276	(17)	$66	$25,854	$3,038,397

(1)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the compensation expenses recognized by Lam Research in the respective fiscal year for restricted stock units as determined pursuant to SFAS 123(R). These compensation expenses reflect restricted stock units expensed in the respective fiscal year.

(2)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the compensation expenses recognized by Lam Research in the respective fiscal year for option awards as determined pursuant to SFAS 123(R). The assumptions used to calculate the fair value of the option awards in fiscal year 2009 are set forth in Note 11 in Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2009.

(3)

Represents $300,000 earned by Mr. Newberry pursuant to his 2008 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2008), $122,723 accrued on Mr. Newberry’s behalf for performance during fiscal 2009 under the 2007 MYIP, $797,313 accrued for performance during fiscal 2009 under the 2008 MYIP, and $330,000 accrued for performance during fiscal 2009 under the 2009 MYIP. Mr. Newberry received the amounts accrued under the 2007 MYIP and will be eligible to receive the 2008 and 2009 MYIPs if he remains employed by Lam Research through the respective payment determination dates in February 2010 or February 2011.

(4)

Represents $1,427,690 earned by Mr. Newberry pursuant to his 2007 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2007), $1,783,440 accrued on Mr. Newberry’s behalf for performance during fiscal 2008 under the 2006 MYIP, $2,173,227 accrued for performance during fiscal 2008 under the 2007 MYIP, and $876,592 accrued for performance during fiscal 2008 under the 2008 MYIP. Mr. Newberry received the amounts accrued under the 2006 and 2007 MYIPs and will be eligible to receive the 2008 MYIP if he remains employed by Lam Research through the payment determination date in February 2010.

(5)

Represents $1,485,716 earned by Mr. Newberry pursuant to his 2006 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2006), $4,718,128 accrued on Mr. Newberry’s behalf for performance during fiscal 2007 under the 2006 MYIP and $1,385,015 accrued for performance during fiscal 2007 under the 2007 MYIP. Mr. Newberry received the amounts accrued under the 2006 and 2007 MYIPs.

(6)

Represents $141,786 earned by Mr. Maddock pursuant to his 2008 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2008), $74,545 accrued on Mr. Maddock’s behalf for performance during fiscal 2009 under the 2007 MYIP, $338,794 accrued for performance during fiscal 2009 under the 2008 MYIP, and $132,000 accrued for performance during fiscal 2009 under the 2009 MYIP. Mr. Maddock received the amounts accrued under the 2007 MYIP and will be eligible to receive the 2008 and 2009 MYIPs if he remains employed by Lam Research through the respective payment determination dates in February 2010 or February 2011.

(7)

Represents $490,602 earned by Mr. Maddock pursuant to his 2007 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2007), $672,220 accrued on Mr. Maddock’s behalf for performance during fiscal 2008 under the 2006 MYIP, $840,595 accrued for performance during fiscal 2008 under the 2007 MYIP, and $317,815 accrued for performance during fiscal 2008 under the 2008 MYIP. Mr. Maddock received the amounts accrued under the 2006 and 2007 MYIPs, and will be eligible to receive the 2008 MYIP if he remains employed by Lam Research through the payment determination date in February 2010.

(8)

Represents $510,745 earned by Mr. Maddock pursuant to his 2006 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2006), $558,348 earned for performance during fiscal 2007 (which was made under the EIP and pursuant to the Company’s MYIP for calendar year 2006), $1,778,371 accrued on Mr. Maddock’s behalf for performance during fiscal 2007 under the 2006 MYIP and $522,044 accrued for performance during fiscal year 2007 under the 2007 MYIP. Mr. Maddock received the amounts accrued under the 2006 and 2007 MYIPs.

(9)

Represents $114,325 earned by Dr. Gottscho pursuant to his 2008 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2008), $277,605 accrued for performance during fiscal 2009 under the 2008 MYIP, and $103,950 accrued for performance during fiscal 2009 under the 2009 MYIP. Dr. Gottscho received the amounts accrued under the 2007 MYIP and will be eligible to receive the 2008 and 2009 MYIPs if he remains employed by Lam Research through the respective payment determination dates in February 2010 or February 2011.

(10)

Represents $403,546 earned by Dr. Gottscho pursuant to his 2007 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2007) and $296,188 accrued on Dr. Gottscho’s behalf for performance during fiscal 2008 under the 2008 MYIP. Dr. Gottscho will be eligible to receive the 2008 MYIP if he remains employed by Lam Research through the payment determination date in February 2010.

(11)	Represents $419,207 earned by Dr. Gottscho pursuant to his 2006 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2006).
(12)

Represents $134,831 earned by Mr. Anstice pursuant to his 2008 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2008), $82,152 accrued on Mr. Anstice’s behalf for performance during fiscal 2009 under the 2007 MYIP, $371,732 accrued for performance during fiscal 2009 under the 2008 MYIP, and $144,375 accrued for performance during fiscal 2009 under the 2009 MYIP. Mr. Anstice received the amounts accrued under the 2007 MYIP and will be eligible to receive the 2008 and 2009 MYIPs if he remains employed by Lam Research through the respective payment determination dates in February 2010 or February 2011.

(13)

Represents $503,258 earned by Mr. Anstice pursuant to his 2007 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2007), $740,813 accrued on Mr. Anstice’s behalf for performance during fiscal 2008 under the 2006 MYIP, $926,370 accrued for performance during fiscal 2008 under the 2007 MYIP, and $352,605 accrued for performance during fiscal 2008 under the 2008 MYIP. Mr. Anstice received the amounts accrued under the 2006 and 2007 MYIPs and will be eligible to receive the 2008 MYIP if he remains employed by Lam Research through the payment determination date in February 2010.

(14)

Represents $447,212 earned by Mr. Anstice pursuant to his 2006 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2006), $1,207,483 earned for performance during fiscal 2007 (which was made under the EIP and pursuant to the Company’s MYIP for calendar year 2006), $1,959,838 accrued on Mr. Anstice’s behalf for performance during fiscal 2007 under the 2006 MYIP and $575,314 accrued for performance during fiscal year 2007 under the 2007 MYIP. Mr. Anstice received the amounts accrued under the 2006 and 2007 MYIPs.

(15)

Represents $87,392 earned by Mr. Hariri pursuant to his 2008 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2008), $60,853 accrued on Mr. Hariri’s behalf for performance during fiscal 2009 under the 2007 MYIP, $242,905 accrued for performance during fiscal 2009 under the 2008 MYIP, and $103,125 accrued for performance during fiscal 2009 under the 2009 MYIP. Mr. Hariri received the amounts accrued under the 2007 MYIP and will be eligible to receive the 2008 and 2009 MYIPs if he remains employed by Lam Research through the respective payment determination dates in February 2010 or February 2011.

(16)

Represents $332,268 earned by Mr. Hariri pursuant to his 2007 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2007), $548,751 accrued on Mr. Hariri’s behalf for performance during fiscal 2008 under the 2006 MYIP, $686,200 accrued for performance during fiscal 2008 under the 2007 MYIP, and $259,164 accrued for performance during fiscal 2008 under the 2008 MYIP. Mr. Hariri received the amounts accrued under the 2006 and 2007 MYIPs and will be eligible to receive the 2008 MYIP if he remains employed by Lam Research through the payment determination date in February 2010.

(17)

Represents $328,354 earned by Mr. Hariri pursuant to his 2006 annual incentive award (which was made under the EIP and pursuant to the Company’s annual incentive program for calendar year 2006), $522,032 earned for performance during fiscal 2007 (which was made under the EIP and pursuant to the Company’s MYIP for calendar year 2006), $1,451,732 accrued on Mr. Hariri’s behalf for performance during fiscal 2007 under the 2006 MYIP, and $426,158 accrued for performance during fiscal year 2007 under the 2007 MYIP. Mr. Hariri received the amounts accrued under the 2006 and 2007 MYIPs.

(18)	Reflects interest earned on deferred compensation, to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.
(19)	Please refer to the “All Other Compensation” table which follows this table for additional information.
(20)

The amounts listed in the “All Other Compensation” column for 2007 were adjusted to reflect corrected amounts for Company Contribution to the Elective Deferred Compensation Plan in Lieu of Matching Contributions to the Section 401(k) Plan.

Salary, variable compensation, and non-equity incentive plan compensation above includes amounts earned in fiscal year 2009, fiscal year 2008 and fiscal year 2007 even if deferred at the election of the executive officer under the Company’s deferred compensation plans and/or the Company’s 401(k) Plan.

All Other Compensation for Fiscal 2009

Name	Fiscal Year	Company Matching Contribution to the Company’s Section 401(k) Plan	Company Paid Long-Term Disability Insurance Premiums (1)	Company Paid Healthcare Insurance Premiums (2)	Company Contribution to the Elective Deferred Compensation Plan in Lieu of Matching Contributions to the Section 401(k) Plan (3)	Total
Stephen G. Newberry	2009	$0	$277	$9,599	$0	$9,876
Ernest E. Maddock	2009	$0	$697	$6,647	$3,450	$10,794
Richard A. Gottscho	2009	$6,408	$881	$7,250	$0	$14,539
Martin B. Anstice	2009	$6,168	$0	$9,599	$0	$15,767
Abdi Hariri	2009	$2,568	$0	$9,599	$0	$12,167

(1)	Represents the portion of supplemental long term disability insurance premiums paid by Lam Research.
(2)	Represents the portion of executive dental and executive medical reimbursement insurance premiums paid by Lam Research.
(3)

Represents the amount that Lam Research credited to the Elective Deferred Compensation Plan, which is equal to any matching contribution into the Section 401(k) Plan that an executive would have been entitled to, but did not receive, as a result of compensation deferrals into the EDCP.

Grants of Plan-Based Awards for Fiscal 2009

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type	Grant Date	Approval Date	Target ($) (1)	Maximum ($)	Target (#)
Stephen G. Newberry	Annual Incentive Program	N/A	2/11/2009	$825,000	$825,000	0	0	0	$0	$0
	LTIP—Equity Component	2/26/2009	2/11/2009	$0	$0	0	49,480	123,700	$20.21	$1,969,225
	LTIP—MYIP Component	N/A	2/11/2009	$2,000,000	$5,000,000	0	0	0	$0	$0

Ernest E. Maddock	Annual Incentive Program	N/A	2/11/2009	$308,000	$308,000	0	0	0	$0	$0
	LTIP—Equity Component	2/26/2009	2/11/2009	$0	$0	0	19,792	49,480	$20.21	$787,690
	LTIP—MYIP Component	N/A	2/11/2009	$800,000	$2,000,000	0	0	0	$0	$0

Richard A. Gottscho	Annual Incentive Program	N/A	2/11/2009	$243,000	$243,000	0	0	0	$0	$0
	LTIP—Equity Component	2/26/2009	2/11/2009	$0	$0	0	15,586	38,965	$20.21	$620,298
	LTIP—MYIP Component	N/A	2/11/2009	$630,000	$1,575,000	0	0	0	$0	$0
	Performance-Based RSU (2)	8/26/2008	8/25/2008	$0	$0	8,000	0	0	$0	$298,720
	Service-Based RSU	11/25/2008	11/18/2008	$0	$0	0	5,000	0	$0	$95,200

Martin B. Anstice	Annual Incentive Program	N/A	2/11/2009	$334,688	$334,688	0	0	0	$0	$0
	LTIP—Equity Component	2/26/2009	2/11/2009	$0	$0	0	21,648	54,120	$20.21	$861,556
	LTIP—MYIP Component	N/A	2/11/2009	$875,000	$2,187,500	0	0	0	$0	$0

Abdi Hariri	Annual Incentive Program	N/A	2/11/2009	$198,450	$198,450	0	0	0	$0	$0
	LTIP—Equity Component	2/26/2009	2/11/2009	$0	$0	0	15,463	38,658	$20.21	$615,406
	LTIP—MYIP Component	N/A	2/11/2009	$625,000	$1,562,500	0	0	0	$0	$0

(1)	Base salary used to calculate the Annual Incentive Program target was salary as of February 2009.
Actual eligible base earnings under the AIP could be different.
(2)	Represents awards granted under a performance-based RSU program with a single estimated payout.
Amount shown is for performance awards granted during fiscal year 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen G. Newberry	0		0		$0	N/A	49,480	(5)	$1,225,620	0		0
	5,250	(1)	0		$16.64	10/1/2011	0		0	0		0
	0		123,700	(2)	$20.21	2/26/2014	0		0	0		0

Ernest E. Maddock	0		0		$0	N/A	19,792	(5)	$490,248	0		0
	2,050	(1)	0		$16.64	10/1/2011	0		0	0		0
	0		49,480	(2)	$20.21	2/26/2014	0		0	0		0
	1,000	(3)	0		$24.19	12/24/2011	0		0	0		0

Richard A. Gottscho	0		0		$0	N/A	0		0	8,000	(7)	$198,160
	0		0		$0	N/A	5,000	(6)	$123,850	0		0
	0		0		$0	N/A	15,586	(5)	$386,065	0		0
	0		38,965	(2)	$20.21	2/26/2014	0		0	0		0

Martin B. Anstice	0		0		$0	N/A	21,648	(5)	$536,221	0		0
	849	(1)	0		$16.64	10/1/2011	0		0	0		0
	0		54,120	(2)	$20.21	2/26/2014	0		0	0		0
	2,000	(4)	0		$24.25	3/19/2011	0		0	0		0

Abdi Hariri	0		0		$0	N/A	15,463	(5)	$383,019	0		0
	1,000	(1)	0		$16.14	10/1/2011	0		0	0		0
	822	(1)	0		$16.64	10/1/2011	0		0	0		0
	0		38,658	(2)	$20.21	2/26/2014	0		0	0		0

(1)	These options were granted on October 1, 2001. 100% of the options vested on October 1, 2006.
(2)	These options were granted on February 26, 2009. 100% of the options will vest on February 26, 2011 provided that the person remains an employee on such date.
(3)	These options were granted on December 24, 2001. 100% of the options vested on December 24, 2006.
(4)	36,000 options were originally granted on March 19, 2001. These options vested 25% each on March 19, 2002, March 19, 2003, March 19, 2004 and March 19, 2005.
(5)	These RSUs were granted on February 26, 2009. 100% of the RSUs will vest on February 26, 2011 provided that the person remains an employee on such date.
(6)	These RSUs were granted on November 25, 2008. 100% of these RSUs will vest on December 30, 2010 provided that the person remains an employee on such date.
(7)

These RSUs were granted on August 26, 2008 and are subject to performance criteria and service period. 100% of the RSUs will vest on August 25, 2010 provided that the performance criterion has been met and the person remains an employee on such date.

Option Exercises and Stock Vested for Fiscal 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Stephen G. Newberry	205,250	$383,359	0	$0
Ernest E. Maddock	0	$0	0	$0
Richard A. Gottscho	0	$0	37,600	$950,756
Martin B. Anstice	0	$0	0	$0
Abdi Hariri	0	$0	0	$0

Non-Qualified Deferred Compensation for Fiscal 2009

Name	Executive Contributions in FY09 ($)	Registrant Contributions in FY09 ($) (1)	Aggregate Earnings in FY09 ($) (2)	Aggregate Withdrawals/ Distributions in FY09 ($)	Aggregate Balance at FYE09 ($)
Stephen G. Newberry	$0	$0	$ 57,935	$0	$1,108,140
Ernest E. Maddock	$1,665,964	$3,450	-$659,843	$1,983	$7,174,001
Richard A. Gottscho	$92,656	$0	$ 65,211	$0	$1,332,644
Martin B. Anstice	$233,384	$0	-$247,292	$0	$937,890
Abdi Hariri	$1,057,999	$0	-$154,738	$2,298,286	$1,895,424

(1)

Represents the amount that Lam Research credited to the Elective Deferred Compensation Plan which is equal to any matching contribution into the Section 401(k) Plan that an executive would have been entitled to but did not receive as a result of compensation deferrals into the EDCP.

(2)	The NEOs did not receive above-market or preferential earnings in fiscal 2009.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table provides information as of June 28, 2009, regarding securities authorized for issuance under the Company’s equity compensation plans. The equity compensation plans of the Company include the 1991 Stock Option Plan, the 1996 Performance-Based Restricted Stock Plan, the 1997 Stock Incentive Plan, the 1999 Stock Option Plan, the 1999 Employee Stock Purchase Plan, and the 2007 Stock Incentive Plan, each as may be amended.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights(5)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,275,145	(1)(2)	$20.47	18,072,627	(3)
Equity compensation plans not approved by security holders	835,234	(4)	$23.68	0

Total	4,110,379		$22.10	18,072,627

(1)

Includes 283,162 shares issuable under the Company’s 1991 Stock Option Plan (“1991 Plan”), 1996 Performance-Based Restricted Stock Plan (“1996 Plan”), and 1997 Stock Incentive Plan (the “1997 Plan”), all of which expired prior to June 28, 2009. While there are options still outstanding that were issued pursuant to those plans, no additional grants may be made under them.

(2)

Includes 2,991,983 shares issuable under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The 2007 Plan was adopted by the Board in August 2006, approved by the stockholders in November 2006, and amended by the Board in November 2006. The term of the 2007 Plan is ten years from the latest date of any approval, amendment, or restatement of the Plan by the stockholders. The 2007 Plan reserves for issuance up to 15,000,000 shares of the Company’s Common Stock.

(3)

Includes 7,360,526 shares available for future issuance under the 1999 Employee Stock Purchase Plan (“1999 ESPP”). This number does not include shares that may be added to the 1999 ESPP share reserve in the future in accordance with the terms of the 1999 ESPP, as amended. The 1999 ESPP was adopted by the Board in September 1998, approved by the stockholders in November 1998 and amended by stockholder approval in November 2003. The term of the 1999 ESPP is twenty years from its effective date of September 30, 1998, unless otherwise terminated or extended in accordance with its terms.

(4)	Includes shares issuable under the Company’s 1999 Stock Option Plan (the “1999 Option Plan”). The 1999 Option Plan expired in November 2008.
(5)	Does not include RSUs.

PROPOSAL NO. 2

AMENDMENT TO CERTIFICATE OF INCORPORATION

TO ELIMINATE CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

In recent years, many companies have changed their voting standards for uncontested director elections from plurality voting or cumulative voting to majority voting. We believe that implementing a majority voting standard for uncontested elections is in the best interests of our stockholders. However, in order to implement a majority voting standard, it will be necessary for us to amend our Certificate of Incorporation (“Charter”), which currently provides for cumulative voting.

The Board has already approved an amendment to the Charter to eliminate cumulative voting, and declared it to be advisable, subject to stockholder approval. A copy of the proposed amendment to the Charter is attached as Exhibit A to the Proxy Statement.

The amendment to the Charter will eliminate the following paragraph from the Charter, which establishes cumulative voting rights (subsequent paragraphs will be renumbered appropriately):

“ELEVENTH: At the election of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.”

We are seeking your vote to approve the Charter amendment.

Majority Voting

Majority voting applies in uncontested elections, which are elections in which the number of nominees for directors is the same as the number of open seats. Under a majority voting standard, a nominee in an uncontested director election is elected only if the nominee receives affirmative “for” votes from a majority of the shares voted with respect to that director. In other words, the “for” votes must exceed the “withhold” votes. More than two-thirds of the S&P 500 companies now conduct uncontested board elections under a majority voting standard. We believe that a majority voting standard is in the best interests of our stockholders because it will ensure that all of our directors will be elected with the support of a majority of shares voted.

Cumulative Voting

Cumulative voting is inconsistent with majority voting. It enables minority stockholders or groups of stockholders to elect one or more directors without the approval of holders of a majority of the shares. Under cumulative voting, a stockholder may cast a number of “for” votes equal to the number of directors to be elected times the number of shares held. The stockholder may cast all votes for a single director, or spread them out among two or more nominees. By cumulating votes for a single candidate, a stockholder or group of stockholders holding less than 13% of a company’s outstanding shares can elect a director on an eight-person board, even if no other stockholders support that director. We believe that cumulative voting is not in the best interests of our stockholders because a director elected in this fashion may be focused on the special interests or agenda of holders of a minority of our shares rather than on the broad interests of all of our stockholders.

It is important to note that even if cumulative voting is eliminated, a minority stockholder may still submit a board nominee by following the procedures outlined in the section entitled “Corporate Governance—Stockholder Nominations” elsewhere in the Proxy Statement.

Plurality Voting

When companies adopt a majority voting standard for uncontested elections, plurality voting applies in contested elections, which are elections in which the number of nominees for directors is greater than the number of open seats. Under plurality voting the nominees with the most number of votes are elected, up to the maximum number of open director seats. For example, in an election for eight board seats, the eight nominees with the most votes will be elected.

Implementation of Majority Voting

If the stockholders approve Proposal No. 2, we will first amend our Charter to eliminate cumulative voting. Immediately following the Annual Meeting, we will file a Certificate of Amendment to our Charter setting forth the approved amendment with the Secretary of State of the State of Delaware. The amendment to the Charter will be effective when the Secretary of State of the State of Delaware accepts the filing.

Immediately after the Charter amendment is effective, the Board will take the following steps to implement a majority voting standard in uncontested director elections:

•

The Board will amend the Bylaws to provide for majority voting in uncontested elections, and to provide for plurality voting in contested elections. The Board will also amend the Bylaws to remove references to cumulative voting. These changes to the Bylaws do not require stockholder approval.

•

The Board will amend the Corporate Governance Guidelines to reflect the revised Bylaw provisions. The amended Guidelines will also state substantially the following with respect to nominees who receive insufficient votes to be elected under majority voting in an uncontested election:

“The Board expects a director to tender his or her irrevocable resignation if he or she fails to receive the required number of votes for re-election in an uncontested election. The Board shall nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as directors, irrevocable conditional resignations that will be effective upon (i) the failure to receive the required majority vote at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of contingent resignation tendered by other directors in accordance with these Guidelines.

If an incumbent director fails to receive the required majority vote for re-election, the Nominating/Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating/Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.”

Vote Required to Approve Proposal No. 2; Board Recommendation

Stockholder approval of Proposal No. 2 requires the affirmative vote of a majority of the issued and outstanding shares of Lam’s Common Stock. This means that any shares that are not voted will have the same effect as shares voted against this Proposal. It is, therefore, very important that you vote on this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010

Stockholders are being asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010. Ernst & Young LLP has been the Company’s independent registered public accounting firm (independent auditor) since fiscal year 1981. Each proxy received by the Proxy Holders will be voted “FOR” the ratification of the appointment of Ernst & Young LLP unless the stockholder provides other instructions. Approval of Proposal No. 3 will require the affirmative vote of a majority of the outstanding shares of Common Stock present or represented and voting on the Proposal at the Annual Meeting.

The audit services of Ernst & Young LLP during fiscal 2009 included examining Lam’s consolidated financial statements and its system of internal control over financial reporting, as well as providing services related to Lam’s filings with the SEC and other regulatory bodies. Audit-related services during fiscal 2009 related primarily to review of international tax structures, goodwill accounting and implementation of new accounting pronouncements.

Our Audit Committee meets periodically with Ernst & Young LLP to review both audit and non-audit services performed by Ernst & Young LLP, as well as the fees charged for those services. Among other things, the Committee examines the effect that the performance of non-audit services, if any, may have upon the independence of the independent registered public accounting firm. All professional services provided by Ernst & Young LLP, including non-audit services, if any, are subject to approval by the Audit Committee in accordance with applicable securities laws, rules, and regulations. For more information, see the “Report of the Audit Committee” and the “Relationship with Independent Registered Public Accounting Firm” sections elsewhere in this Proxy Statement.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

AUDIT COMMITTEE REPORT

The Company’s management, Audit Committee and independent registered public accounting firm (Ernst & Young LLP) have specific but different responsibilities relating to Lam’s financial reporting. Lam’s management is responsible for the financial statements and for the system of internal control and the financial reporting process. Ernst & Young has the responsibility to express an opinion on the financial statements and the system of internal control over financial reporting, based on the audit they conducted in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”). The Audit Committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2009, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements with Company management

•

Discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees,” as most recently amended and as adopted by the PCAOB in Rule 3200T

•

Reviewed the written disclosures and the letter from Ernst & Young LLP, required by Rule 3526 of the PCAOB, “Communication with Audit Committees Concerning Independence,” and discussed with Ernst & Young LLP its independence

•

Based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2009 Annual Report on Form 10-K for the fiscal year ended June 28, 2009 for filing with the SEC.

This Report of the Audit Committee shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The Report shall not be deemed soliciting material.

AUDIT COMMITTEE

David G. Arscott

Richard J. Elkus, Jr.

Catherine P. Lego

Seiichi Watanabe

RELATIONSHIP WITH

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has audited the Company’s consolidated financial statements since the Company’s inception.

Fees Billed by Ernst & Young LLP

The table below shows the fees billed by Ernst & Young LLP for audit and other services provided to the Company in fiscal years 2008 and 2009.

Services / Type of Fee	Fiscal Year 2009	Fiscal Year 2008
Audit Fees (1)	$2,380,000	$2,623,000
Audit-Related Fees (2)	266,000	3,188,000
Tax Fees (3)	12,000	—
All Other Fees	—	—

TOTAL	$2,658,000	$5,811,000

(1)

Audit fees represent fees for professional services provided in connection with the audits of annual financial statements, reviews of quarterly financial statements, and audit services related to other statutory or regulatory filings or engagements. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

(2)

Audit-related fees consist of assurance and related services that are reasonably related to the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” For fiscal 2009, these fees related primarily to audit review of international tax structures, goodwill accounting and implementation of new accounting pronouncements. For fiscal 2008, these fees related primarily to the Company’s voluntary internal stock option review, synthetic lease issues, and the adoption of Financial Accounting Standards Board Interpretation No. 48 relating to accounting for income taxes.

(3)	Tax fees represent fees for services primarily related to international tax compliance.

The Audit Committee reviewed summaries of the services provided by Ernst & Young LLP and the related fees during fiscal year 2009 and has determined that the provision of non-audit services was compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Audit Committee approved 100% of the services and related fee amounts for services provided by Ernst & Young LLP during fiscal year 2009.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

It is the responsibility of the Audit Committee to approve, in accordance with Sections 10A(h) and (i) of the Exchange Act and the rules and regulations of the SEC, all professional services to be provided to the Company by its independent registered public accounting firm, provided that the Audit Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption.

It is the policy of the Company that the Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, consistent with the criteria set forth in the Audit Committee Charter and applicable laws and regulations. The Committee has delegated to the Chair of the Committee the authority to pre-approve such services, provided that the Chair shall report any decisions to pre-approve such services to the full Audit Committee at its next regular meeting. These services may include audit services, audit-related services, tax services, and other services. The Company’s independent registered public accounting firm and Company management are required to periodically report to the Audit Committee regarding the extent of services provided by the Company’s independent registered public accounting firm pursuant to any such pre-approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No family relationships exist or existed during fiscal 2009 among any of the Company’s directors and executive officers. No related-party transactions occurred during fiscal 2009.

OTHER MATTERS

We are not aware of any other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, the Proxy Holders intend to vote the shares they represent as the Board of Directors may recommend or, if the Board does not make a recommendation, as the Proxy Holders decide in their reasonable judgment.

It is important that your stock holdings be represented at the meeting, regardless of the number of shares you hold. We urge you to complete and return the accompanying proxy card in the enclosed envelope, or vote your shares by telephone or Internet, as described in the materials accompanying this Proxy Statement.

By Order of the Board of Directors

/s/ George M. Schisler, Jr.
George M. Schisler, Jr.
Secretary

Fremont, California

Dated: October 13, 2009

EXHIBIT A

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

LAM RESEARCH CORPORATION

Lam Research Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Company (the “Board”), duly adopted resolutions setting forth the proposed amendment of the Certificate of Incorporation of the Company set forth below, declaring said amendment to be advisable and authorizing and directing the officers and directors of the Company to solicit the consent of the stockholders of the Company for consideration thereof:

RESOLVED, that Article “ELEVENTH” of the Certificate of Incorporation is hereby deleted, in its entirety, and Articles “TWELFTH” and “THIRTEENTH” are hereby renumbered to be Articles “ELEVENTH” and “TWELFTH”, respectively.

SECOND:	That, thereafter, the necessary number of shares of the Company’s capital stock, as required by the General Corporation Law of the State of Delaware, voted in favor of the foregoing amendment at a meeting of the Company’s stockholders;

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be signed by _____________, its _________________________, this _____ day of ___________, 2009.

LAM RESEARCH CORPORATION

By:
Its:

LAM RESEARCH CORPORATION C/O VIRGINIA R. COLES 4650 CUSHING PARKWAY, CA-1 FREMONT, CA 94538

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M17360-P85138 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LAM RESEARCH CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you number(s) of the nominee(s) on the line below. vote FOR the following: Vote on Directors 0 0 0

1. Election of Directors

Nominees:

01) James W. Bagley 05) Grant M. Inman 02) David G. Arscott 06) Catherine P. Lego 03) Robert M. Berdahl 07) Stephen G. Newberry 04) Richard J. Elkus, Jr. 08) Patricia S. Wolpert

Vote on Proposals For Against Abstain The Board of Directors recommends you vote FOR the following proposal(s):

2. Proposal to Amend the Certificate of Incorporation to Eliminate Cumulative Voting for Directors. 0 0 0

3. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 0 0 0 2010.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. Yes No 0 Please indicate if you plan to attend this meeting. 0 0 NOTE: Please sign exactly as your name(s) appear(s) on this card. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. For a corporation, an authorized officer must sign. For a partnership, an authorized person must sign.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M17361-P85138

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAM RESEARCH CORPORATION

IN CONJUNCTION WITH THE

2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

NOVEMBER 5, 2009

The undersigned stockholder of LAM RESEARCH CORPORATION, a Delaware corporation (the “Company”), hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 15, 2009, and the 2009 Annual Report to Stockholders; (b) appoints Stephen G. Newberry and George M. Schisler, Jr., or either of them, proxy holders and attorneys-in-fact, each with full power to designate substitutes, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of LAM RESEARCH CORPORATION (and any adjournment(s) or postponement(s) of the Meeting) to be held on November 5, 2009 at 11:00 a.m., Pacific Standard Time, at the principal executive offices of the Company located at 4650 Cushing Parkway, Fremont, California 94538, and (c) authorizes the proxy holders to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present at the Meeting, on the matters set forth on the reverse side and, in their discretion, on any other matter(s) that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES, FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING FOR DIRECTORS, AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010, AND AS THE PROXY HOLDERS DEEM ADVISABLE, ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED RETURN-ADDRESSED AND POSTAGE-PAID ENVELOPE.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)